UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ally Financial Inc.

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March 22, 2019

Dear Fellow Stockholders:

We are pleased to invite you to Ally Financial Inc.’s 2019 Annual Meeting of Stockholders. The meeting will be held at the Waterview Loft, 130 E. Atwater Street, Detroit, Michigan 48226, on May 7, 2019, at 9:00 a.m., Eastern Daylight Time.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2018 annual report. The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. Whether or not you plan to attend the meeting, please vote as promptly as possible to make sure your vote is counted. Every stockholder vote is important, and we want to ensure your shares are represented at the meeting.

In 2018, we delivered strong financial and operating results while positioning Ally for future growth. Our accomplishments during the year reflect our leading auto and deposit franchises, resilient and customer-centric business model, efficient capital management, and ability to adapt and navigate through changing environments. We achieved all of this through the dedicated efforts of our more than 8,000 teammates, whose relentless focus on the financial well-being of our customers continues to drive long-term value for our stockholders.

Thank you for your continued support of Ally Financial Inc.

Sincerely,

Jeffrey J. Brown

Chief Executive Officer

NOTICE OF ANNUAL MEETING

DATE	Tuesday, May 7, 2019

TIME	9:00 a.m. Eastern Daylight Time

LOCATION	Waterview Loft
130 E. Atwater Street
Detroit, Michigan 48226

MATTERS TO BE VOTED ON	1.	Election of directors

	2.	Advisory vote on executive compensation
	3.	Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019
	4.	Such other business as may properly come before the meeting
Jeffrey A. Belisle
Corporate Secretary
March 22, 2019

Only stockholders of record at the close of business on March 12, 2019, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders of record entitled to vote is on file at the principal executive office of the Company located at 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2018 annual report. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice will also explain how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost, and conserve natural resources.

Voting procedures are described in the proxy statement. No stockholder has a dissenter’s right of appraisal or similar right in connection with any of the proposals. If you wish to attend the meeting in person, you will need to request an admission ticket in advance by following the instructions set forth on page 3 of the proxy statement and otherwise satisfy the eligibility criteria described there.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

SOLICITATION

The solicitation of your proxy is made on behalf of the Board of Directors of Ally Financial Inc. (Board) for use at our 2019 annual meeting of stockholders to be held on May 7, 2019, and any adjournment of the meeting (Annual Meeting). References in this proxy statement to we, us, our, the Company, and Ally refer to Ally Financial Inc. and its consolidated subsidiaries, unless the context requires otherwise.

This proxy statement and the related form of proxy will first be sent or given on or about March 22, 2019, to the stockholders of record of our common stock at the close of business on March 12, 2019 (record date). This proxy statement and our annual report for the year ended December 31, 2018, also will first be made available on our website at www.ally.com/about/investor/sec-filings/, free of charge, at or about the same time.

The complete mailing address of the Company’s principal executive office is 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Annual Meeting will be held at the Waterview Loft, 130 E. Atwater Street, Detroit, Michigan 48226.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 7, 2019. This proxy statement, our annual report to stockholders for fiscal year 2018, and our Form 10-K for fiscal year 2018 are available electronically at www.proxyvote.com/ally.

VOTING RIGHTS AND PROCEDURES

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 401,064,755 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Only one class of our common stock exists, and each share is entitled to one vote.

Stockholders of record or record holders have shares of our common stock registered in their names with our transfer agent, Computershare Trust Company. Beneficial owners, in contrast, own shares of our common stock that are held in “street name” through a broker, bank, or other nominee. Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of our common stock, your proxy is being solicited through your broker, bank, or other nominee.

You may vote FOR, AGAINST, or ABSTAIN on each of the three proposals. The Board recommends that you vote as follows:

•	Proposal 1 - FOR the election of each of the 12 nominees to our Board.
•	Proposal 2 - FOR the advisory resolution approving the compensation paid to our named executive officers.
•	Proposal 3 - FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than these three proposals. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We currently do not anticipate that any other matter will be presented at the Annual Meeting.

-1-	2019 Proxy Statement

We expect that the election of directors in Proposal 1 will be uncontested—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, each director will be elected by a majority of the votes cast with respect to the director. This means that the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that director nominee. In an uncontested election of directors, our director resignation policy will apply as described further in Proposal 1. Voting ABSTAIN on Proposal 1 in an uncontested election will have no effect on the outcome.

If the election of directors in Proposal 1 unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply. This means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

For each of Proposals 2 and 3, a FOR vote from a majority of the outstanding shares present in person or represented by proxy and entitled to vote on the proposal will be required for approval. Voting ABSTAIN on Proposals 2 or 3 will have the same effect as voting AGAINST.

We strongly encourage all stockholders to submit their votes in advance of the Annual Meeting, even if you are planning to attend in person.

If you are a record holder, you may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes must be received by 11:59 p.m. EDT on May 6, 2019, in order to be counted. Completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted. If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board described earlier in this section.

If you are a beneficial owner, you may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license or passport). For Proposals 1 and 2, if you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares if no instruction is received from you. For Proposal 3, your broker, bank, or other nominee can exercise discretion in voting your shares if no instruction is received from you.

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting. If you are a record holder, you may revoke or change your proxy by (1) executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement, (2) voting the same shares again over the internet or telephone by 11:59 p.m. EDT on May 6, 2019, (3) voting a ballot at the Annual Meeting, or (4) notifying the Secretary of your revocation of the proxy prior to the Annual Meeting. If you are a beneficial owner, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares together with a valid form of government-issued photo identification (such as a driver’s license or passport).

-2-	2019 Proxy Statement

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. In addition to our solicitation of proxies, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of Ally or its affiliates who will receive no additional compensation for doing so.

MEETING ADMISSION

Attendance at the Annual Meeting will be limited to stockholders of record or their proxies, beneficial owners of our common stock, and our guests. Record holders and beneficial owners must request an admission ticket in advance by visiting www.proxyvote.com/ally and following the instructions provided, which will require the 16-digit number included on your proxy card or voting instructions. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 3, 2019. On the day of the meeting, each stockholder, beneficial owner, or guest may be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, to gain admittance.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS AND OTHER TERMS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our SEC filings). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings. Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

-3-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

BOARD COMPOSITION

The Board currently has 12 seats. The Board believes that this size is appropriate at the present time based on its assessment of the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of the Board’s committees, and other relevant factors. All seats on the Board are up for election annually.

The Compensation, Nominating and Governance Committee (CNGC) has recommended, and the Board has nominated, the following slate of 12 director candidates for election at the Annual Meeting to hold office until the next annual meeting of stockholders in 2020. This slate comprises all of the current directors of the Company. Each has agreed to be nominated and named in this proxy statement and to serve if elected.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Digital Transformation Committee	CNGC
Franklin W. Hobbs Current President and CEO, Ribbon Communications	71	2009	Yes				●
Kenneth J. Bacon Former Executive Officer, Fannie Mae	64	2015	Yes		Chair
Katryn (Trynka) Shineman Blake Former CEO, Vistaprint	44	2018	Yes	●		●
Maureen A. Breakiron-Evans Former CFO, Towers Perrin	64	2015	Yes	●		●
William H. Cary Former Executive Officer, General Electric	59	2016	Yes	Chair
Mayree C. Clark Former Executive Officer, Morgan Stanley	62	2009	Yes	●	●
Kim S. Fennebresque Former Chairman and CEO, Cowen Group	69	2009	Yes			●	Chair
Marjorie Magner Former Executive Officer, Citigroup	69	2010	Yes		●		●
Brian H. Sharples Former Chairman and CEO, HomeAway	58	2018	Yes		●	●
John J. Stack Former Chairman and CEO, Ceska Sporitelna, A.S.	72	2014	Yes	●	●		●
Michael F. Steib Current Vice Chair and Director, WeddingWire	42	2015	Yes			Chair
Jeffrey J. Brown Current CEO, Ally Financial	46	2015	No
Number of meetings in 2018				11	7	5	8
-4-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

We expect that this will be an uncontested election of directors—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, under our Bylaws, each director will be elected by a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Voting ABSTAIN in an uncontested election will have no effect on the outcome. The Company has adopted a director resignation policy providing that, if an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director must promptly tender a notice of resignation to the Company’s Chief Executive Officer (CEO) or Secretary, which will become effective only upon acceptance by the Board. The CEO or the Secretary, as applicable, will relay a copy of the notice to the Chair of the Board and the Chair of the CNGC. The CNGC will make a recommendation to the Board as to whether the resignation should be accepted or rejected or whether other action should be taken. The affected director will not take part in any deliberations or actions of the CNGC or the Board relating to the resignation. Within 90 days following certification of the election results, the Board will act on the resignation, taking into account the CNGC’s recommendation and any other information judged by the Board to be relevant, and publicly disclose its decision in a filing with the U.S. Securities and Exchange Commission (SEC). If the Board rejects the director’s resignation, under Delaware law, the director will continue to serve on the Board. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may reduce the size of the Board.

If the election of directors unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply under our Bylaws. “Plurality voting” means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

No cumulative voting rights exist in this election. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

We do not anticipate that any nominee will become unavailable for election. If that were to happen for any reason, however, the shares represented by proxies and voting for a nominee who unexpectedly becomes unavailable will be voted instead for a substitute candidate nominated by the Board, unless the Board elects to reduce its size.

The Board recommends that stockholders vote FOR the election of each of the 12 nominees to our Board.

-5-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

DIRECTOR QUALIFICATIONS AND RESPONSIBILITIES

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of education, business acumen, accounting and financial expertise, risk-management experience, or experience with other organizations. When considering director candidates, the CNGC and the Board take into account these factors as well as other characteristics that, in their judgment, will contribute in a meaningful way to increasing the fundamental value of Ally and creating long-term value for stockholders. These characteristics include independence, the ability to provide guidance on Ally’s risk profile and effective challenge on Ally’s strategy in the context of its risk profile, the ability to make independent and disinterested decisions in the balanced and best interests of Ally’s stockholders as a whole, the ability and willingness to devote sufficient time and attention to Ally, personal and professional integrity, honesty, ethics, and values, and the candidate’s overall fit within the existing mix of director characteristics. While not intended to be exhaustive, the following matrix highlights a number of relevant skills possessed by some or all of the 12 nominees.

In addition, the CNGC and the Board consider diversity in the characteristics of director candidates, including each candidate’s perspective and background, with the ultimate aim of enhancing the Board’s ability to perform its oversight function most effectively.

-6-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

In their consideration of director candidates, the CNGC and the Board also take into account the Board’s responsibility to provide direction and oversight for the Company’s business and affairs. In its oversight role, the Board’s primary responsibilities include the following:

•

providing general direction, guidance, and effective challenge on Ally’s strategy in the context of its risk profile, including reviewing strategic, business, and financial objectives and plans and monitoring performance against all of them;

•

selecting the CEO, and through the CNGC, setting goals and compensation for, and evaluating the performance of, the CEO and other identified senior executives and overseeing compensation policies relative to risks and applicable law;

•	through the CNGC, reviewing succession plans for the CEO and other identified senior executives;
•	through the Risk Committee (RC), establishing and approving Ally’s risk-appetite framework;
•

through the Audit Committee (AC), monitoring the integrity of Ally’s financial statements and financial-reporting process and the adequacy of its financial and other internal controls, including disclosure controls and procedures;

•

requiring and, through the AC and the RC, reviewing effective compliance systems and policies for ethical and legal conduct, including procedures for confidential, anonymous, and non-retaliatory reporting of unethical or illegal behavior; and

•

establishing the proper “tone at the top” by setting clear expectations for Ally’s ethical behavior and compliance with applicable law, including monitoring management’s promotion of integrity, honesty, and ethical and legal conduct throughout Ally.

The CNGC and the Board are dedicated to assembling directors who excel in fulfilling these responsibilities, exercise independent leadership and oversight of management, and operate in a cohesive and effective manner. Each director candidate possesses valued backgrounds, skills, and other characteristics, and collectively, these director candidates are positioned to meaningfully contribute to increasing the fundamental value of Ally and creating long-term value for stockholders.

-7-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Bacon, Ms. Shineman, Ms. Breakiron-Evans, Mr. Cary, Ms. Clark, Mr. Fennebresque, Ms. Magner, Mr. Sharples, Mr. Stack, and Mr. Steib is independent as defined in the New York Stock Exchange (NYSE) listing standards and applicable SEC rules (each independent and an independent director). The Board has determined that Mr. Brown, the Company’s CEO, is not independent due to his position as an executive officer of the Company. In evaluating the independence of each director candidate, transactions, relationships, and arrangements between the director candidate or any related person or interest and the Company or any of its subsidiaries were assessed. These included a variety of financial-services relationships—such as deposit accounts, extensions of credit, and investment services—and one commercial arrangement involving the provision of services in the ordinary course of business to Ally. All of these transactions, relationships, and arrangements were judged to have been made on terms and under circumstances at least as favorable to the Company or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. In addition, none of these transactions, relationships, or arrangements were determined to require disclosure under Item 404(a) of SEC Regulation S-K. The Board concluded as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Set forth here is a brief description of the backgrounds, skills, and other characteristics that led the CNGC and the Board to conclude that the director candidates should be nominated for election at the Annual Meeting.

Franklin W. Hobbs

Age: 71

Director since: 2009

Ally Board Committees:

•     Compensation, Nominating and Governance

Other Public-Company Directorships:

•     Ribbon Communications Inc.

•     Molson Coors Brewing Company

Biographical Information

Director of Ally since May 2009 and the current Chairman of the Board. Mr. Hobbs currently serves as President and Chief Executive Officer of Ribbon Communications Inc. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He currently serves as a director on the public-company boards of Ribbon Communications Inc. and Molson Coors Brewing Company. Mr. Hobbs previously served as a director of privately held Lord Abbett & Company from 2000 through 2018 and as Chairman of the Supervisory Board of BAWAG P.S.K. from March 2013 through March 2017.

Qualifications

Mr. Hobbs is nominated to be a director because he brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, technology, and public-company board service.

-8-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Kenneth J. Bacon Age: 64 Director since: 2015 Ally Board Committees: • Risk (Chair) Other Public-Company Directorships: • Comcast Corporation • Welltower, Inc.

Biographical Information

Director of Ally since February 2015. Mr. Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private-equity firm based in Bethesda, Maryland. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as Executive Vice President of the multi-family mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Mr. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the public-company boards of Comcast Corporation and Welltower, Inc. He previously served as a director of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015 and as a director of Forest City Realty Trust, Inc. until its acquisition by Brookfield in 2018. Mr. Bacon earned a bachelor’s degree from Stanford University, a master’s degree in international relations from the London School of Economics, and a master’s degree from Harvard Business School.

Qualifications

Mr. Bacon is nominated to be a director because he brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, technology, and public-company board service.

Katryn (Trynka) Shineman Blake Age: 44 Director since: 2018 Ally Board Committees: • Audit • Digital Transformation Other Public-Company Directorships: • TripAdvisor, Inc.

Biographical Information

Director of Ally since August 2018. Ms. Shineman served as the Chief Executive Officer of Vistaprint from February 2017 through February 2019. Vistaprint is a subsidiary of Cimpress N.V. that provides printing and digital marketing services for more than 17 million micro businesses globally.  Prior to this, she served in a number of roles at Vistaprint dating back to 2004, including Chief Customer Officer, Executive Vice President for Global Marketing, and President. Prior to joining Vistaprint, Ms. Shineman was a director and senior manager at PreVision Marketing, a boutique analytic and marketing agency focused on developing strategic segmentations, customer metrics, and loyalty programs for retail clients. Ms. Shineman currently serves on the public-company board of TripAdvisor, Inc. and is a member of the Massachusetts Technology Leadership Council board of trustees, a leading regional technology association that drives growth and innovation by connecting tech leaders, investors, academics, and policymakers. She holds a bachelor’s degree in psychology from Cornell University and a master’s degree in business administration from Columbia Business School.

Qualifications

Ms. Shineman is nominated to be a director because she brings experience in senior executive leadership, risk management, finance and accounting, technology, and public-company board service.

-9-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Maureen A. Breakiron-Evans

Age: 64

Director since: 2015

Ally Board Committees:

•     Audit

•     Digital Transformation

Other Public-Company Directorships:

•     Cognizant Technology Solutions Corp.

•     Cubic Corporation

Biographical Information

Director of Ally since July 2015. Ms. Breakiron-Evans served as Chief Financial Officer of Towers Perrin from January 2007 to April 2008. Prior to that, she   served as Vice President and General Auditor of CIGNA Corporation, as Executive Vice President and Chief Financial Officer of Inovant, LLC, and in several positions at Transamerica Corporation. Ms. Breakiron-Evans began her career as a financial auditor, ultimately serving as an audit partner with Arthur Andersen & Co. She currently serves on the public-company boards of Cognizant Technology Solutions Corp. and Cubic Corporation. Ms. Breakiron-Evans previously served on the board of directors of the Federal Home Loan Bank of Pittsburgh, a government-sponsored enterprise, and ING Direct, an internet bank. She also served on the board of directors of Heartland Payment Systems, Inc., a provider of payment processing services, from 2012 to 2016, where she chaired the audit committee. She received a bachelor’s degree in business administration from Stetson University, a master’s degree in business administration from Harvard Business School, and a master’s degree in liberal arts from Stanford University. She is also a Certified Public Accountant in the State of Florida.

Qualifications

Ms. Breakiron-Evans is nominated to be a director because she brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, technology, and public-company board service.

William H. Cary Age: 59 Director since: 2016 Ally Board Committees: • Audit (Chair) Other Public-Company Directorships: • BRP, Inc. • Rush Enterprises, Inc.

Biographical Information

Director of Ally since June 2016. Mr. Cary is a former executive of General Electric (GE). During his 29 years at GE, he held several leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk, and capital markets. His roles included the President and Chief Operating Officer of GE Capital and the President and Chief Executive Officer of GE Money in London. Mr. Cary began his career at Clorox Company. He currently serves on the public-company boards of BRP, Inc. and Rush Enterprises, Inc. Mr. Cary received his bachelor’s degree in business administration and finance from San Jose State University.

Qualifications

Mr. Cary is nominated to be a director because he brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, and public-company board service.

-10-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Mayree C. Clark Age: 62 Director since: 2009 Ally Board Committees: • Audit • Risk Other Public-Company Directorships: • Deutsche Bank AG • Taubman Centers, Inc.

Biographical Information

Director of Ally since May 2009. Ms. Clark is the founding partner of Eachwin Capital, an investment management organization. Previously, she was a partner and member of the executive committee of AEA Holdings and held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of Morgan Stanley Capital International. Since May 2018, Ms. Clark has been a member of the Supervisory Board of Deutsche Bank AG, where she chairs the risk committee and is a member of the strategy committee. She is a director of Taubman Centers, Inc., where she chairs the compensation committee and is a member of the nominating and governance committee, and is a director of privately held Regulatory Data Corp, Inc. Ms. Clark is a member of the Council on Foreign Relations and a member of the Corporate Governance Advisory Council for the Council of Institutional Investors. She received her master’s degree in business administration from Stanford University Graduate School of Business and her bachelor’s degree from the University of Southern California.

Qualifications

Ms. Clark is nominated to be a director because she brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, and public-company board service.

Kim S. Fennebresque

Age: 69

Director since: 2009

Ally Board Committees:

•     Compensation, Nominating and Governance (Chair)

•     Digital Transformation

Other Public-Company Directorships:

•     BAWAG P.S.K.

•     Ribbon Communications Inc.

•     BlueLinx Holdings Inc.

Biographical Information

Director of Ally since May 2009. Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., a multinational investment bank, from 1999 to 2008. Prior to joining Cowen Group, he served as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, as General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and in various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the public-company boards of Ribbon Communications Inc. and BlueLinx Holdings Inc. and on the Supervisory Board of BAWAG P.S.K. Mr. Fennebresque also currently serves as a director of privately held Albertsons Companies, Inc., and he formerly served on the boards of Delta Tucker Holdings, Inc., TEAK Fellowship, Fountain House, and Common Good.

Qualifications

Mr. Fennebresque is nominated to be a director because he brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, technology, and public-company board service.

-11-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Marjorie Magner Age: 69 Director since: 2010 Ally Board Committees: • Compensation, Nominating and Governance • Risk Other Public-Company Directorships: • Accenture plc

Biographical Information

Director of Ally since May 2010. Ms. Magner is a founding member and partner of Brysam Global Partners, a specialized private-equity firm that invests in financial services. Previously, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management at Purdue University. Ms. Magner currently serves as chairman of the public-company board of Accenture plc. and previously served on the board of TEGNA Inc. Ms. Magner also serves as a member of the Brooklyn College Foundation and is on the Dean’s Advisory Council for the Krannert School of Management.

Qualifications

Ms. Magner is nominated to be a director because she brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, and public-company board service.

Brian H. Sharples Age: 58 Director since: 2018 Ally Board Committees: • Digital Transformation • Risk Other Public-Company Directorships: • GoDaddy, Inc. • Yelp Inc.

Biographical Information

Director of Ally since August 2018. Mr. Sharples co-founded Twyla, Inc., a privately held online art sales company, serving as its Chairman from October 2016 until December 2018. From April 2004 through September 2016, Mr. Sharples served as co-founder, Chairman, and Chief Executive Officer of HomeAway, Inc., a global online marketplace for the vacation rental industry, and he continued serving as Chairman through January 2017. Prior to this, he served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies. He began his career as a consultant at Bain & Company, a global management consulting firm, and has engaged in a number of entrepreneurial and investment activities since that time. Mr. Sharples currently serves on the public-company boards of GoDaddy Inc. and Yelp Inc., and he also serves as a director for privately held Fexy Media Inc. and RVshare LLC. Mr. Sharples earned a bachelor’s degree in math and economics from Colby College and a master’s degree in business administration from the Stanford Graduate School of Business.

Qualifications

Mr. Sharples is nominated to be a director because he brings experience in senior executive leadership, risk management, technology, and public-company board service.

-12-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

John J. Stack Age: 72 Director since: 2014 Ally Board Committees: • Audit • Compensation, Nominating and Governance • Risk Other Public-Company Directorships: • Erste Group Bank AG

Biographical Information

Director of Ally since July 2014. Mr. Stack served as Chairman and Chief Executive Officer of Ceska Sporitelna, A.S., the largest bank in the Czech Republic, from 2000 to 2007. Prior to that, he spent 22 years in retail banking in various roles at Chemical Bank and then later at Chase Bank. Mr. Stack began his career in government, working in staff roles in the New York City Mayor’s Office and then the New York City Courts System. He earned a bachelor’s degree from Iona College and a master’s degree from Harvard Graduate School of Business Administration. Mr. Stack also serves as Chairman of the board of directors of Ceska Sporitelna, A.S. and as a director of Erste Group Bank AG and Mutual of America Capital Management.

Qualifications

Mr. Stack is nominated to be a director because he brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, finance and accounting, and public-company board service.

Michael F. Steib Age: 42 Director since: 2015 Ally Board Committees: • Digital Transformation (Chair) Other Public-Company Directorships: • None

Biographical Information

Director of Ally since July 2015. Mr. Steib is the outgoing Chief Executive Officer of XO Group Inc., a consumer internet-service firm that assists millions of people in planning their weddings. XO Group Inc. was sold in December 2018 to privately held WeddingWire, Inc. Mr. Steib will serve as Vice Chair and a director of the parent company of WeddingWire, Inc. through June 2019. Mr. Steib previously served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that position, he served at Google, Inc. as Director, Google TV Ads from 2007 to 2009 and Managing Director, Emerging Platforms from 2009 to 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures and prior to that as Vice President, Business Development. In addition, he previously worked on the development of new media businesses for Walker Digital, LLC and as a management consultant with McKinsey & Company. Mr. Steib currently serves as Co-Chair of Literacy Partners and as a director of the Manhattan Chamber of Commerce, and he previously served as Chair of Career Gear. Mr. Steib received bachelor’s degrees in economics and international relations from the University of Pennsylvania.

Qualifications

Mr. Steib is nominated to be a director because he brings experience in senior executive leadership, risk management, technology, and public-company board service.

-13-	2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Jeffrey J. Brown Age: 46 Director since: 2015 Ally Board Committees: • None Other Public-Company Directorships: • None

Biographical Information

Jeffrey Brown was named Chief Executive Officer of Ally Financial in February 2015 and also serves on the Board. Mr. Brown is driving Ally’s evolution as a leading digital financial services company. Under his leadership, Ally is building on its strengths in auto financing, retail deposits, and corporate financing as well as diversifying its offerings to include digital wealth management and online brokerage, a credit card, and mortgage products. Mr. Brown has deep financial-services experience, having previously served in a variety of key leadership roles at Ally. Prior to being named as Chief Executive Officer, Mr. Brown was President and CEO of Ally’s Dealer Financial Services business, where he oversaw the company’s automotive finance, insurance, and auto servicing operations. Mr. Brown joined Ally in March 2009 as Corporate Treasurer and, in 2011, was named Executive Vice President of Finance and Corporate Planning, where he oversaw the company’s finance, treasury, and corporate strategy initiatives. Prior to joining Ally, Mr. Brown was the Corporate Treasurer for Bank of America, where he had responsibility for the core treasury functions, including funding and managing interest rate risk. Mr. Brown spent 10 years at Bank of America, beginning his career in finance and later joining the balance sheet management division. During his tenure at Bank of America, he also served as its Deputy Treasurer and oversaw balance sheet management and the company’s corporate funding division. Mr. Brown received a bachelor’s degree in economics from Clemson University and an executive master’s degree in business from Queens University in Charlotte. He serves on the Board of the Clemson University Foundation, an independent, not-for-profit entity that promotes the welfare and future development of Clemson University. He also serves on the Board of Trustees for Queens University in Charlotte, where he chairs the compensation committee. In 2018, Mr. Brown was appointed by the board of directors of the Federal Reserve Bank of Chicago to serve as the Federal Advisory Council representative for the Seventh Federal Reserve District. Mr. Brown was recognized for his commitment to family, career, and community with a 2016 Father of the Year award by the Father’s Day Council and benefiting the American Diabetes Association.

Qualifications

Mr. Brown is nominated to be a director because he brings experience in senior executive leadership, the financial-services industry, regulatory and governmental matters, risk management, and technology. Mr. Brown also brings extensive experience gained as the Chief Executive Officer of Ally and through other key leadership positions at the Company.

-14-	2019 Proxy Statement

BOARD GOVERNANCE MATTERS

In identifying and recommending candidates to stand for election to the Board, the CNGC may consider existing directors for renomination and may use search firms or other resources to identify other potential director candidates. The CNGC also considers potential director candidates who are recommended by stockholders in compliance with applicable law and listing rules and our Bylaws. Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNGC should address their recommendations in writing, including all information required by our Bylaws, to the Compensation, Nominating and Governance Committee of the Board of Directors, Ally Financial Inc., Attention: Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The CNGC uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

The effectiveness of these policies and processes for identifying and considering potential director candidates is assessed by the CNGC in connection with its periodic evaluation of the performance of the Board and each committee as contemplated by the Board’s Governance Guidelines (Governance Guidelines).

MEETING ATTENDANCE

Directors are strongly encouraged to attend each annual meeting of stockholders in order to provide an opportunity for informal communication between directors and stockholders and to enhance the Board’s understanding of stockholder priorities and perspectives. All existing directors attended the last annual meeting of stockholders on May 8, 2018.

The Board met eight times during 2018. Each nominee who is currently a director attended at least 75% of the aggregate of (1) the total number of meetings held in 2018 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2018 by all applicable committees during the period when the director was serving on those committees.

THE BOARD’S LEADERSHIP STRUCTURE

A majority of the full Board elects the Chairman, and under our Bylaws, the Chairman is elected from among Ally’s independent directors. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director. Mr. Brown is our CEO.

The Board believes that separating the roles of Chairman and CEO is currently in the best interests of the Company and its stockholders because, based on the Company’s present circumstances, the structure provides a balance between strategic development and independent oversight of management. The Board, however, maintains its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company as circumstances warrant.

Under the Governance Guidelines, the Chairman (or in the Chairman’s absence, an alternate director designated by the Chairman or, if the Chairman has not made a designation, an alternate director designated by a majority of the independent directors then present) will preside at Board meetings and executive sessions of the independent or non-management directors. The Chairman also has the following responsibilities: (1) serve as a liaison between the independent directors and management, (2) periodically communicate with the CEO to discuss matters of importance to the independent directors, (3) provide for adequate deliberations on all agenda items and other matters properly brought before the Board, and (4) perform other duties that are appropriate for a non-executive chair and that a majority of the independent directors may identify from time to time.

-15-	2019 Proxy Statement

BOARD GOVERNANCE MATTERS

COMMITTEES OF THE BOARD

The standing committees of the Board are the CNGC, the AC, the RC, and the Digital Transformation Committee (DTC). The membership of these committees during 2018 and the total number of their meetings in 2018 are detailed in the table in Proposal 1, with the following modifications: (1) Robert T. Blakely served as Chair of the AC through February 28, 2018, and continued to serve as a member of the AC and the CNGC until his departure from the Board on May 8, 2018, (2) Mr. Cary was appointed as Chair of the AC effective March 1, 2018, (3) Ms. Clark served as Chair of the RC through March 13, 2018, (4) Mr. Bacon was appointed as Chair of the RC effective March 14, 2018, and served as a member of the DTC through October 9, 2018, (5) Mr. Hobbs served as a member of the RC through October 9, 2018, (6) Mr. Stack was appointed as a member of the CNGC effective March 1, 2018, (7) Ms. Shineman was appointed as a member of the AC and the DTC effective October 9, 2018, and (8) Mr. Sharples was appointed as a member of the RC and the DTC effective October 9, 2018.

Compensation, Nominating and Governance Committee

The CNGC assists the Board in overseeing the establishment, maintenance, and administration of Ally’s executive-compensation plans. This responsibility includes evaluating, determining, and approving the goals and compensation of the CEO, the other individuals who are designated as officers or executive officers (together with the CEO, the Executive Officers) under SEC Rule 16a-1 or 3b-7 respectively, and other executives designated by the CNGC as under its purview (together with the Executive Officers, the Purview Executives). The CNGC also assists the Board in overseeing Ally’s executive-leadership development and succession planning, the compensation of non-employee directors, the disclosure of executive-compensation matters as required by applicable law, the identification of qualified individuals for membership on the Board, evaluations of the performance of the Board, its committees, and management, and the development and administration of corporate-governance guidelines and other corporate-governance practices. In addition, the CNGC is responsible for reviewing, evaluating, and approving all related-person transactions to the extent required by Ally’s governing documents or policies or applicable law. The Board has determined that all members of the CNGC are qualified to serve on the CNGC under applicable SEC rules, NYSE listing standards, and rules of the Department of the Treasury (including the independence, non-employee-director, and outside-director requirements for compensation-committee members).

A narrative description of the processes for considering and determining executive and director compensation—including (1) the CNGC’s authority and the extent to which that authority may be delegated and (2) the roles of Ally’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in Compensation Discussion and Analysis and Director Compensation later in this proxy statement. The CNGC’s policies on the nomination process for directors can be found in Director Qualifications and Responsibilities earlier in this proxy statement.

-16-	2019 Proxy Statement

BOARD GOVERNANCE MATTERS

Audit Committee

The AC is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (Exchange Act). The AC assists the Board in overseeing (1) Ally’s accounting and financial reporting, (2) the appointment, qualifications, independence, and performance of Ally’s independent registered public accounting firm, (3) the performance and independence of Ally’s internal audit function, (4) Ally’s compliance with legal and regulatory requirements, and (5) in conjunction with the RC, the effectiveness of Ally’s risk management and internal controls in connection with the foregoing.

The Company’s independent registered public accounting firm is ultimately and solely accountable to, and reports directly to, the AC. The AC has the sole authority and direct responsibility to appoint, retain, compensate, oversee, and replace the Company’s independent registered public accounting firm. The AC also reviews and approves the appointment, retention, performance evaluation, and compensation of the Company’s Chief Audit Executive and, at least annually, approves the internal-audit charter, the audit policy, and the Chief Audit Executive’s proposed audit plan, financial budget, and staffing. Periodically, the AC meets with management, the Chief Audit Executive, and the Company’s independent registered public accounting firm in separate executive sessions.

The Board has determined that all members of the AC are qualified to serve on the AC under applicable SEC rules and NYSE listing standards (including the independence and financial-literacy requirements for audit-committee members) and have accounting or related financial management expertise under applicable NYSE listing standards. The Board also has determined that Mr. Cary, Ms. Breakiron-Evans, Ms. Clark, and Mr. Stack are audit-committee financial experts under applicable SEC rules. None of the members of the AC simultaneously serve on more than three public-company audit committees. Additional information about the AC can be found in the Audit Committee Report later in this proxy statement.

Risk Committee

The RC assists the Board in overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite framework and its program for managing compliance risk. The RC establishes and approves the risk-appetite framework, including the risk-appetite and risk-culture statement, the material risk taxonomy, risk guardrails, and risk metrics. The RC also reviews Ally’s global risk-management framework and oversees management’s responsibility for ensuring that this framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size. At least annually, the RC reviews and approves Ally’s business-continuity, model-risk-management, and loan-review plans. Additionally, the RC approves the appointment, retention, performance evaluation, and compensation of the Chief Risk Officer, who directly reports to both the RC and the CEO, and reviews the qualifications and independence of the Chief Risk Officer.

Digital Transformation Committee

The DTC assists the Board in overseeing strategies for maximizing customer and stockholder value by understanding and capitalizing on industry changes and customer channels created by digital technologies. The DTC reviews and reports to the Board on significant technologically driven developments that may impact Ally and the industries it serves, management’s strategies for maximizing the value to stockholders that can be created by these developments, and management’s strategies for capitalizing on alternative sources of revenues and profits generated through digital channels.

-17-	2019 Proxy Statement

BOARD GOVERNANCE MATTERS

RISK MANAGEMENT

The Board’s primary responsibilities include providing general direction, guidance, and effective challenge on Ally’s strategy in the context of its risk profile and, through the RC, establishing and approving Ally’s risk-appetite framework.

The RC is composed of only independent directors and has oversight over Ally’s global risk-management framework. Among the RC’s specific duties are the following:

•

review Ally’s global risk-management framework and oversee management’s responsibility for ensuring that the framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size;

•

review reports from the Chief Risk Officer on the risk-management policies of Ally’s global operations and the operation of its global risk-management framework, including reports on risk-management deficiencies, the resolution of those deficiencies, and emerging risks;

•	review reports and trends on Ally’s material risks as set forth in its risk-appetite framework and reports from management on its actions to assess, monitor, and control those risks;
•

review reports and trends on Ally’s liquidity planning and capital-management processes, and at least annually, review and approve the contingency-funding plan, any material revisions to it, and stress-test policies and procedures;

•	review reports and trends on Ally’s program for managing compliance risk;
•	review reports on the new-product-approval process, including risks and performance of high-risk-rated products and alignment to the risk-appetite framework;
•	review reports and trends on Ally’s information-technology risks (including cybersecurity risk) and related risk-mitigation plans;
•	at least annually, review and approve Ally’s business-continuity-and-testing plans;
•	at least annually, review and approve Ally’s model-risk-management plan, and periodically review reports and trends on Ally’s model-risk-management program; and
•	at least annually, approve Ally’s loan-review plan, and periodically review reports from Ally’s loan-review function.

The RC also meets in joint session with the AC, at least annually, to discuss with management the guidelines and policies for assessing and managing Ally’s exposure to risks, including major financial risk exposures, and the steps management has taken to monitor, control, report on, and, as necessary, disclose those exposures.

In addition, the CNGC is responsible for overseeing the management of risks relating to the Company’s executive-compensation policies and practices and confirming that those policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The AC correspondingly has responsibility to oversee the effectiveness of the Company’s risk management and internal controls that are designed to (1) safeguard assets, (2) confirm the accuracy and integrity of accounting, financial reporting, and disclosures, (3) maintain compliance with ethical standards, policies, procedures, and applicable laws, and (4) promote effectiveness and efficiency of operations.

While each of these committees is responsible for evaluating specified risks and overseeing the management of those risks, the full Board is regularly updated on the state of the Company’s risk profile, risk appetites, and enterprise-wide risk-management program and considers them in assessing and directing the strategy and the business of the Company. Our independent Chairman and our CEO are individually focused as well on the Company’s risk-management policies and practices.

-18-	2019 Proxy Statement

BOARD GOVERNANCE MATTERS

COMMUNICATIONS WITH THE BOARD

Under the Governance Guidelines, stockholders and other members of the public may communicate with the Board, the Chairman of the Board, any other individual director, the non-management directors as a group, the independent directors as a group, or any committee of the Board by sending written correspondence in care of the Ally Financial Inc. Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary. Any correspondence that expresses a concern about any governance, conduct, ethical, accounting, financial-reporting, or internal-control matter will be addressed as provided in the Governance Guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the CNGC during the year ended December 31, 2018—Kim S. Fennebresque, Robert T. Blakely, Franklin W. Hobbs, Marjorie Magner, and John J. Stack—(1) was an officer or employee of the Company during 2018, (2) was a former officer of the Company, or (3) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other entity for which any of our directors served as an executive officer at any time during the year ended December 31, 2018.

-19-	2019 Proxy Statement

DIRECTOR COMPENSATION

Our director-compensation program is designed to attract and retain directors with the characteristics described in Director Qualifications and Responsibilities earlier in this proxy statement and to provide fair compensation for the work required of a director in a company with Ally’s size, scope, business model, and risk profile. Our director-compensation program is reviewed by the CNGC—with advice from its compensation consultant, Frederic W. Cook & Co. (FW Cook)—and approved by the Board consistent with the Ally Financial Inc. Non-Employee Directors Equity Compensation Plan, amended and restated effective May 2, 2017, as approved by our stockholders.

Consistent with the Governance Guidelines, Mr. Brown does not receive any separate compensation for his service on the Board.

Each non-employee director is awarded an annual retainer following the annual meeting of stockholders. In 2018, this annual retainer totaled $225,000 and was composed of $90,000 in cash and $135,000 in director deferred stock units, which each represent the right to receive one share of our common stock upon the director’s departure from the Board (Director DSUs). Director DSUs granted as part of the annual retainer are prorated for directors who join the Board after the annual meeting of stockholders. In addition, when first elected or appointed to the Board, a new director is granted a one-time award of Director DSUs in the amount of $100,000, which vests quarterly over one year.

Our independent Chairman is not an executive of the Company, but he plays an active leadership role in the Board’s oversight of management. As a result, after the annual meeting, he receives an additional annual retainer, which in 2018 totaled $275,000 and was composed of $110,000 in cash and $165,000 in Director DSUs.

An additional annual retainer is paid after the annual meeting to each non-employee director who serves as chair of a standing committee of the Board. In 2018, an annual cash retainer of $60,000 was paid to the chair of the AC and the chair of the RC, and an annual cash retainer of $50,000 was paid to the chair of the CNGC and the chair of the DTC. Further, each non-employee director receives at the same time a separate annual retainer for each standing committee on which the director serves, including as chair, which in 2018 was $20,000 for each committee. In 2018, a meeting fee of $2,000 was payable to each non-employee director for each Board or applicable committee meeting in excess of eight per year. Each member of the AC, other than Mr. Blakely and Ms. Clark, received an additional cash payment of $6,000 for excess meetings of the AC in 2018. Ms. Clark received an additional cash payment of $4,000 for excess meetings of the AC in 2018.

Consistent with the Governance Guidelines, non-employee directors are reimbursed for reasonable out-of-pocket expenses related to their service on the Board. Furthermore, under our Certificate of Incorporation, directors are limited in their liability and indemnified to the fullest extent permitted by Delaware law for their service in that capacity.

Ally allows its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals can be made into either fully vested Director DSUs or a cash account that is credited with interest quarterly. Interest earned on a cash account is based on the average rate offered by Ally Bank for deposits in its online savings accounts.

For 2019, on the recommendation of the CNGC, the Board has determined to reduce the annual retainer for our independent Chairman to $150,000 (composed of $60,000 in cash and $90,000 in Director DSUs) and to eliminate excess meeting fees.

-20-	2019 Proxy Statement

DIRECTOR COMPENSATION

The following table describes compensation for non-employee directors who served during fiscal year 2018.

2018 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Total ($)
Franklin W. Hobbs (b)	235,525	300,021	535,546
Kenneth J. Bacon	173,389	135,022	308,411
Katryn (Trynka) Shineman Blake (c)	47,541	212,454	259,995
Robert T. Blakely (d)	55,825	-	55,825
Maureen A. Breakiron-Evans (e)	136,072	135,022	271,094
William H. Cary	166,000	135,022	301,022
Mayree C. Clark	146,100	135,022	281,122
Kim S. Fennebresque	180,000	135,022	315,022
Marjorie Magner	130,000	135,022	265,022
Brian H. Sharples	47,500	212,454	259,954
John J. Stack	152,667	135,022	287,689
Michael F. Steib	160,000	135,022	295,022

(a)	Includes Director DSUs received during 2018. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.
(b)	Mr. Hobbs elected to defer 50% of his cash retainer payments in the form of Director DSUs, which had a total fair value of $117,780.
(c)	Ms. Shineman elected to defer 100% of her cash retainer payments in the form of Director DSUs, which had a total fair value of $47,541.
(d)	Mr. Blakely ceased serving on the Board on May 8, 2018.
(e)	Ms. Breakiron-Evans elected to defer 100% of her cash retainer payments in the form of Director DSUs, which had a total fair value of $130,072.

The following table sets forth the aggregate number of Director DSUs held by each non-employee director at December 31, 2018.

Director DSU Balances as of December 31, 2018
Name	Annual Equity Grant (#) (a)	Non-Employee Director (NED) Deferred Stock (#) (b)	Initial Grant (#) (c)	Prior Year DSU Total	Total DSUs (#)
Franklin W. Hobbs	11,279	4,607	-	60,636	76,522
Kenneth J. Bacon	5,076	-	-	24,397	29,473
Katryn (Trynka) Shineman Blake	4,230	2,003	3,757	-	9,990
Maureen A. Breakiron-Evans	5,076	5,100	-	35,179	45,355
William H. Cary	5,076	-	-	19,455	24,531
Mayree C. Clark	5,076	-	-	30,839	35,915
Kim S. Fennebresque	5,076	-	-	30,839	35,915
Marjorie Magner	5,076	-	-	30,839	35,915
Brian H. Sharples	4,230	-	3,757	-	7,987
John J. Stack	5,076	-	-	26,439	31,515
Michael F. Steib	5,076	-	-	21,951	27,027

(a)	Includes Director DSUs received as part of the annual retainer payments. The amounts for Mr. Sharples and Ms. Shineman were prorated based on the date they each joined the Board.
(b)

Includes Director DSUs received resulting from an election to defer cash payments owed to the director in the form of Director DSUs. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

(c)	Includes one-time grants received by Mr. Sharples and Ms. Shineman when they joined the Board.

-21-	2019 Proxy Statement

OTHER GOVERNANCE POLICIES AND PRACTICES

CODE OF CONDUCT AND ETHICS

Our Board has adopted a Code of Conduct and Ethics to promote integrity in the workplace, in the marketplace, and in our communities. The Code of Conduct and Ethics applies to all of Ally’s officers and employees, including the CEO, the Chief Financial Officer (CFO), and the Controller. We will post any amendment to the Code of Conduct and Ethics, as well as any waiver that is required to be disclosed under applicable SEC rules or NYSE listing standards, on the Company’s website at http://www.ally.com/about/investor/policies-charters/. There were no waivers from any provision of the Code of Conduct and Ethics in 2018 that were required to be disclosed.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written Related Party Transactions Policy and Protocols (Related-Person Transaction Policy) that requires the Board or a committee of the Board to review and to approve or ratify any related-person transaction. The authority to review and to approve or ratify related-person transactions has been delegated to the CNGC in its charter.

A related-person transaction under the Related-Person Transaction Policy is an existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated—that is, where (1) Ally was or will be a participant, (2) the amount involved exceeds $120,000, and (3) any related person had or will have a direct or indirect material interest. The term related person under Item 404(a) means, at the applicable time, (a) any director or director nominee of Ally, (b) any executive officer of Ally, (c) any beneficial owner of more than 5% of any class of Ally’s voting securities, and (d) any immediate family member (as defined in Item 404) of any of those directors, nominees, executive officers, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with Ally (excluding any interest arising only from the person’s position as a director of such an entity, the person’s direct or indirect attributed ownership of less than a 10% equity interest in such a corporate or similar entity, or the person’s position as a limited partner with less than a 10% direct or indirect attributed interest in such a partnership entity).

The following categories of transactions are treated as appropriately approved or pre-approved for purposes of the Related-Person Transaction Policy: (i) director or executive-officer compensation that is separately approved by the Board or the CNGC, including the reimbursement of ordinary-course expenses consistent with Ally’s policies, (ii) indemnification or advancement of expenses consistent with Ally’s Certificate of Incorporation and any related written agreement, (iii) financial services that are provided by Ally in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and that do not involve more than the normal risk of collectability or present other unfavorable features, and (iv) transactions where the interest of the related person arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis.

Information about any potential related-person transaction must be reported to and reviewed by the Company’s General Counsel. If the General Counsel determines that a related-person transaction is being proposed, the matter will be referred to the CNGC or, if necessary, the Board for review. If any transaction is executed without the prior approval of the CNGC or the Board and if the CNGC or the Board decides not to ratify it, the Company’s management must rescind or terminate the transaction as promptly and on as favorable of terms as feasible.

-22-	2019 Proxy Statement

OTHER GOVERNANCE POLICIES AND PRACTICES

Under the Related-Person Transaction Policy, when considering whether to approve or ratify a related-person transaction, the CNGC or the Board will consider (A) the commercial reasonableness and arm’s-length nature of the transaction, (B) the business purpose and timing of the transaction, (C) the benefits likely to accrue to Ally from the transaction, (D) the nature and opportunity costs of alternative transactions, (E) the materiality and character of the related person’s interest, (F) the effect of the transaction on the independence of any director or director nominee, (G) actual or potential conflicts of interest for the related person, (H) reputational risks for Ally, and (I) other relevant facts and circumstances.

There has been no transaction since January 1, 2018, that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Related-Person Transaction Policy or for which the Related-Person Transaction Policy was not followed.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in Ally’s proxy materials for the 2020 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received in writing by Ally not later than November 23, 2019. We recommend that any stockholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that SEC Rule 14a-8 addresses when we must include a stockholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

Any stockholder proposal that is not submitted for inclusion in our proxy materials for the 2020 annual meeting of stockholders under SEC Rule 14a-8 (including any director nomination) but that is sought to be presented at that annual meeting under our Bylaws must be received in writing by Ally not earlier than January 8, 2020, and not later than February 7, 2020. Such a proposal (including any director nomination) also must satisfy the information and other requirements specified in our Bylaws, which are available on our web site at https://www.ally.com/resources/pdf/corporate/ally-bylaws.2016-03-16.pdf.

Any stockholder proposal (including any director nomination) submitted to Ally in connection with the 2020 annual meeting of stockholders must be received at the following address: Ally Financial Inc., Corporate Secretary, 500 Woodward Avenue, Mail Code MI-01-10-CORPSEC, Detroit, Michigan 48226.

GOVERNANCE DOCUMENTS

Charters for the AC, the RC, the DTC, and the CNGC, along with the Governance Guidelines and the Code of Conduct and Ethics, are available on the Company’s website at http://www.ally.com/about/investor/policies-charters/.

-23-	2019 Proxy Statement

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At the close of business on March 12, 2019, the following were known to the Company to be the beneficial owners (as defined in SEC Rule 13d-3) of more than five percent of the Company’s common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Persons affiliated with Harris Associates LP (a) c/o Harris Associates, LP 111 S. Wacker Drive Suite 4600, Chicago, Illinois 60606	39,562,868	9.9%
Persons affiliated with The Vanguard Group (b) c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	38,970,703	9.7%
Persons affiliated with Blackrock, Inc. (c) c/o Blackrock, Inc. 55 East 52nd Street New York, NY 10055	27,716,879	6.9%

(a)

This is according to information provided to the Company in a Schedule 13G filed by Harris Associates L.P. with the SEC on February 14, 2019. Harris Associates Inc. is the general partner of Harris Associates L.P. According to the Schedule 13G, Harris Associates L.P. and its general partner Harris Associates Inc. each has sole dispositive power over 39,562,868 shares of our common stock by reason of advisory and other relationships with clients who own such shares.

(b)

This is according to information provided to the Company in a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2019. According to the Schedule 13G, The Vanguard Group has sole voting power over 292,965 shares of our common stock, shared voting power over 95,022 shares of our common stock, sole dispositive power over 38,587,424 shares of our common stock, and shared dispositive power over 383,279 shares of our common stock.

(c)

This is according to information provided to the Company in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2019. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 23,655,025 shares of our common stock and sole dispositive power over 27,716,879 shares of our common stock.

-24-	2019 Proxy Statement

STOCK OWNERSHIP

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

The following tables set forth information, at the close of business on March 12, 2019, concerning the number of shares of common stock and stock-settled units of the Company beneficially owned (as defined in SEC Rule 13d-3) by each director, nominee, and NEO (as defined in the Compensation Discussion and Analysis later in this proxy statement) as well as all directors and executive officers (as defined in SEC Rule 3b-7) as a group. Our executive officers under SEC Rule 3b-7 are also the individuals designated as our officers under Section 16(a) of the Exchange Act and SEC Rule 16a-1. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of our common stock, and all directors and executive officers as a group own less than one percent of the outstanding shares of our common stock. The persons named have furnished this information to us.

Beneficial Ownership
Name	Shares of Common Stock Beneficially Owned	Stock-Settled Units (a)	Total Beneficial Ownership (b)
Franklin W. Hobbs	5,000	76,522	81,522
Kenneth J. Bacon	-	29,473	29,473
Katryn (Trynka) Shineman Blake	-	9,990	9,990
Maureen A. Breakiron-Evans	-	45,355	45,355
William H. Cary	-	24,531	24,531
Mayree C. Clark	10,000	35,915	45,915
Kim S. Fennebresque	-	35,915	35,915
Marjorie Magner	2,700	35,915	38,615
Brian H. Sharples	-	7,987	7,987
John J. Stack	4,000	31,515	35,515
Michael F. Steib	2,000	27,027	29,027
Jeffrey J. Brown	210,836	59,102	269,938
Jennifer A. LaClair	10,287	-	10,287
Diane E. Morais	106,799	26,596	133,395
Scott A. Stengel	23,323	-	23,323
Douglas R. Timmerman (c)	42,747	86,901	129,648
Christopher A. Halmy (d)	49,138	86,911	136,049
Timothy M. Russi (d)	118,887	95,735	214,622
Directors and Executive Officers as a Group (20 persons)	662,689	744,942	1,407,631

(a)	Comprises all vested stock-settled units and all stock-settled units that will vest within 60 days of March 12, 2019.
(b)

Under SEC rules, stock units are not treated as beneficially owned if the holder does not have the right to acquire the underlying stock within 60 days of March 12, 2019, or if the stock units will be settled in cash and therefore do not represent the right to acquire stock. Amounts reflected in the following table comprise beneficially owned units included in the table above as well as time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that are excluded from the table above. For tax reasons, Ally issued some of the RSUs as restricted stock awards rather than restricted stock units, but we include all of them in the term RSUs.

	Beneficially Owned
Name	Shares of Common Stock	Stock-Settled Units	Number of RSUs (1)	Number of PSUs (1)	Total
Jeffrey J. Brown	210,836	59,102	215,063	353,971	838,972
Jennifer A. LaClair	10,287	-	55,989	47,308	113,584
Diane E. Morais	106,799	26,596	65,075	110,017	308,487
Scott A. Stengel	23,323	-	50,647	57,806	131,776
Douglas R. Timmerman	42,747	86,901	-	42,433	172,081

(1)

RSUs and PSUs settle in shares of Ally common stock. The number of PSUs reflect shares to be received assuming the related performance goals are achieved at the target. For further information on all equity-based awards, refer to Compensation Discussion and Analysis—Components of Ally’s Compensation Program—Long-Term Equity-Based Incentive Awards later in this proxy statement.

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STOCK OWNERSHIP

(c)	Stock-settled units for Mr. Timmerman include RSUs and PSUs that are nonforfeitable because he has attained retirement eligibility pursuant to the terms of the awards.
(d)	Stock-settled units for Messrs. Halmy and Russi include RSUs and PSUs that are nonforfeitable pursuant to the terms of the awards.

The CEO, all other Purview Executives, all directors, and specified associated persons are subject to personal trading restrictions to further align the interests of management and directors with those of stockholders. The restrictions apply to all of Ally’s securities, including common stock, preferred stock, and debt. In the absence of an exception granted in accordance with Ally’s Enterprise General Insider Trading and Blackout Policy, the restrictions prohibit (1) any transaction that hedges the person’s economic interest in and exposure to the full rewards and risks of ownership in a security of Ally, (2) any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a security of Ally and any similar speculative transaction (excluding, for clarity, any transaction under Ally’s compensation plans), (3) any short sale, including a short sale against the box, of a security of Ally, (4) any pledge of a security of Ally as collateral, including through a margin account (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), and (5) any limit order involving a security of Ally (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our officers (as defined in Section 16(a) of the Exchange Act and SEC Rule 16a-1), and any person who beneficially owns more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. These reporting persons are also required by SEC rules to furnish us with copies of all forms that they file with the SEC pursuant to Section 16(a) of the Exchange Act. To the Company’s knowledge based solely on its review of the copies received by the Company during or with respect to 2018 and written representations from reporting persons that no other forms or reports were required to be filed, the Company believes that each person who was a reporting person during 2018 timely filed the reports required by Section 16(a) during 2018, with the following exception: Due to an administrative error by the Company, late Form 4 filings were made on May 31, 2018, to report the shares of common stock that had been withheld by the Company to satisfy tax obligations associated with the settlement of previously reported equity-based awards in 2018 and prior years for each of the following persons: Mr. Brown and Ms. Morais (with respect to shares withheld in connection with 6 settlement dates), Mr. DeBrunner (with respect to shares withheld in connection with 7 settlement dates), and Mr. Stengel (with respect to shares withheld in connection with 2 settlement dates).

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EXECUTIVE COMPENSATION

-27-	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Named Executive Officers

Our Compensation Discussion and Analysis (CD&A) describes our executive-compensation philosophy and program as reported in the executive-compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2018 named executive officers (NEOs) of the Company:

Named Executive Officers	Title
Jeffrey J. Brown	Chief Executive Officer
Jennifer A. LaClair	Chief Financial Officer
Diane E. Morais	President, Consumer & Commercial Banking Products
Scott A. Stengel	General Counsel
Douglas R. Timmerman	President, Auto Finance
Former Executive Officers	Previous Title
Christopher A. Halmy (a)	Chief Financial Officer
Timothy M. Russi (b)	President, Auto Finance
(a)	Mr. Halmy ceased serving as Chief Financial Officer of Ally effective March 1, 2018, and Ms. LaClair was appointed Chief Financial Officer effective March 1, 2018.
(b)	Mr. Russi ceased serving as President, Auto Finance effective April 18, 2018, and Mr. Timmerman was appointed President, Auto Finance effective April 18, 2018.

Executive Summary

2018 Business Highlights

In 2018, Ally delivered strong financial and operating results while positioning the company for growth in 2019 and beyond. Accomplishments during 2018 reflect our leading auto and deposit franchises, customer-centric product-expansion initiatives, and commitment to driving long-term stockholder value through efficient capital management.

Earnings per share (EPS) of $2.95 in 2018 were up 45% year over year, while adjusted EPS of $3.34 was up 39% year over year. We generated a Return on Equity (ROE) of 9.4% in 2018, up 251 basis points year over year, and a Core Return on Tangible Common Equity (Core ROTCE) of 12.3%, up 256 basis points year over year. Total deposits increased in a highly competitive market by $12.9 billion for the year, including $4.5 billion of retail deposit growth in the fourth quarter, our highest quarterly growth ever.

We successfully returned approximately $1.2 billion of capital to stockholders in 2018 through dividends and share repurchases. Since the inception of our share-repurchase program in the third quarter of 2016, we have bought back over $2.0 billion in common stock, reducing total shares outstanding by more than 16%.

Our auto business leveraged its strong dealer relationships and leading market position to expand risk-adjusted returns on over $35 billion of consumer auto originations in 2018. The retail auto net charge-off rate declined 15 basis points to 1.33%.

Overall, we continue to deliver long-term stockholder value, with a strong foundation in auto finance and ongoing momentum in growth businesses and digital product offerings.

Additional highlights from 2018 are set forth in the following table. These highlights and other portions of this CD&A include non-GAAP financial measures—such as adjusted EPS and Core ROTCE. Non-GAAP financial measures supplement the results that are reported according to generally accepted accounting principles (GAAP) and may be useful to readers, but they should not be viewed in isolation from, or as a substitute for, GAAP results. The differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in Appendix A of this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

2018 Business Highlights

OVERALL

•    EPS of $2.95, up 45% year over year (YoY); adjusted EPS(a) of $3.34, up 39% YoY

•    ROE of 9.4%, up 251 basis points (bps) YoY; Core ROTCE(a) of 12.3%, up 256 bps YoY

•    Total net revenue of $5.8 billion, up $39 million YoY; adjusted total net revenue(a) of $6.0 billion, up $175 million YoY

•    Insurance written premiums of $1.17 billion, up 18% YoY

•    Corporate Finance pre-tax income up 26% YoY

•    Common stockholder distributions of $1.2 billion, up 26% YoY

•    Common shareholder equity of $32.77 per share; adjusted tangible book value per share(a) of $29.93, up 6% YoY

•    Efficiency ratio of 56.2%; adjusted efficiency ratio(a) of 47.6%

DEPOSITS	• Total deposits up $12.9 billion YoY to $106.2 billion • Retail deposit customers up 16% YoY to 1.65 million
AUTO FINANCE

•    Consumer auto originations of $35.4 billion, up 2% YoY

•    Retail auto net charge-offs of 1.33%, down 15 bps YoY

•    Retail auto portfolio yield and commercial auto portfolio yield of 6.14% and 4.26%, up 34 bps and 77 bps YoY, respectively

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Ally’s Executive-Compensation Program

Ally believes that there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. This linkage is embodied throughout our executive-compensation program, including (1) the Annual Incentive Plan (Incentive Plan), which governs the awards of cash-based incentive compensation, and (2) the Incentive Compensation Plan (ICP), which governs the awards of equity-based incentive compensation.

2018 Compensation Decisions

In December 2018 and January 2019, the CNGC determined the total compensation for each of the NEOs under our executive-compensation program based on performance in 2018. Refer to Compensation Program Governance—CNGC Process later in this CD&A. The following table summarizes the CNGC’s decisions on total compensation (base salary, cash-based incentive awards, PSUs, and RSUs) for the NEOs for 2018 performance under our executive-compensation program.

	Jeffrey J. Brown	Jennifer A. LaClair	Diane E. Morais	Scott A. Stengel	Douglas R. Timmerman
Base Salary (Annualized)	$1,000,000	$600,000	$600,000	$550,000	$600,000
Cash Incentive	3,000,000	925,000	1,150,000	550,000	1,000,000
PSU	3,000,000	762,500	875,000	550,000	800,000
RSU	3,000,000	762,500	875,000	550,000	800,000
Total Compensation	$10,000,000	$3,050,000	$3,500,000	$2,200,000	$3,200,000

This table is not meant to be a substitute for the Summary Compensation Table set forth later in this proxy statement but is provided to show the compensation approved by the CNGC for the NEOs’ performance during 2018. The values in this table differ from those shown in the Summary Compensation Table due to SEC rules requiring that salary be reported for the past year rather than the coming year and that equity-based awards be reported based on the year of grant rather than the service year to which they relate. Accordingly, the base salary and the PSUs and RSUs reflected in this table will be reported in next year’s Summary Compensation Table, as they were effective or granted in 2019. The number of PSUs reflected in this table assume that the related performance goals are achieved at the target. For further information on all equity-based awards, refer to Components of Ally’s Compensation Program—Long-Term Equity-Based Incentive Awards later in this CD&A.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Design

Compensation Philosophy

Ally’s compensation philosophy is that there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. In support of this compensation philosophy, Ally’s executive-compensation program is structured to:

•	Align with long-term value creation for our stockholders;
•	Provide appropriate short- and long-term incentives based on individual, business, and Company performance;
•	Encourage prudent, but not excessive, risk taking;
•	Provide a total compensation opportunity competitive with market practice and reflective of the responsibilities of the role; and
•	Encourage retention of key executives.

Elements and Mix of Executive Compensation

Total compensation under Ally’s executive-compensation program is primarily composed of cash base salary, annual cash-based incentive awards, and long-term equity-based incentive awards.

•

Total Pay Mix — As illustrated in the following table, the target mix of compensation for our CEO is 40% cash, which is composed of both base salary and annual cash-based incentives, and 60% long-term equity-based incentives. The target mix for our other NEOs is 50% cash and 50% long-term equity-based incentives. Long-term equity-based incentives awarded to all NEOs are granted in the form of PSUs for 50% of the value and RSUs for the remaining 50% of the value.

•	Cash Base Salaries — Base salary is determined based on market levels for the responsibilities of each NEO and individual considerations of performance and experience.
•

Incentive Awards — Incentive awards are funded through an annual incentive pool based on Ally’s financial performance, with the pool then allocated based on evaluations of the attainment of individual performance objectives.

i.	Annual Cash-Based Incentive Awards — A portion of the incentive awards for NEOs is delivered in the form of annual cash-based incentive awards.

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COMPENSATION DISCUSSION AND ANALYSIS

ii.

Long-Term Equity-Based Incentive Awards  — A portion of the incentive awards for NEOs is delivered in the form of (1) PSUs that vest in whole on the third anniversary of the grant date, subject to the achievement of applicable performance goals and continued employment through that time and (2) RSUs that vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date, in each case, subject to continued employment through that time. PSUs and RSUs are settled in shares of Ally’s common stock.

Compensation Program Governance

In addition to implementing a performance-based compensation framework, Ally has strong compensation governance as demonstrated by the following practices that apply to our NEOs.

Our Practices	Excluded Practices

✓    Alignment of pay with performance through use of annual and long-term incentives for a majority of NEOs’ total compensation

✓    Alignment of NEOs’ interests with those of our stockholders by awarding 50% or more of total compensation in the form of long-term equity-based incentives

✓    Annual risk assessments of our compensation program and the risk-management behavior of each of the NEOs

✓    Meaningful stock-ownership guidelines

✓    Enforcement of stock-trading restrictions

✓    Enhanced clawback policy applicable to all incentives

✓    Utilization of a compensation consultant by the CNGC

✘    No hedging or pledging of Company stock

✘    No excessive perquisites or executive retirement benefits

✘    No guaranteed incentive payouts for NEOs

✘    No single-trigger payments or vesting upon a change in control

✘    No employment agreements

✘    No tax gross-ups for excise or income taxes

Consideration of Stockholder Say-on-Pay Votes

At our 2018 annual meeting, we provided our stockholders the opportunity to vote on an advisory resolution approving the compensation paid to our NEOs in 2017. Approximately 93% of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the proposal voted in support of the resolution. The CNGC will continue to monitor the feedback we receive from our stockholders through say-on-pay advisory votes and other channels and will consider this feedback in overseeing our executive-compensation program.

CNGC Process

Ally’s executive-compensation program is overseen by the CNGC. In its deliberations on compensation matters, the CNGC seeks the input of Ally’s independent risk-management function and also consults with the Chairs of the RC and the AC as appropriate. Neither the CEO nor the other NEOs are present for their respective pay discussions.

Compensation recommendations for the NEOs other than the CEO are presented to and discussed with the CNGC by the CEO. Factors that were discussed and considered by the CNGC include Ally’s financial and operating results, business-unit or corporate-function results, individual performance evaluations, risk scorecards, control-function input, and market data. The CEO’s unique insight into our business and day-to-day interaction with the NEOs provide a valuable perspective to the CNGC for its deliberations. The CNGC then evaluates the NEOs and determines and approves their compensation.

The CNGC evaluates the CEO and determines and approves his compensation without his involvement.

-31-	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Company engaged Pearl Meyer & Partners to provide consulting assistance on matters pertaining to executive compensation, including an updated competitive assessment of the compensation for Purview Executives.

FW Cook served as a compensation consultant to the CNGC during 2018 and for the 2018–2019 compensation cycle. The CNGC is directly responsible for the appointment, compensation, and oversight of the work of FW Cook. FW Cook provides ongoing advice with respect to the compensation plans covering the executives, including our NEOs, and non-employee directors. FW Cook, as requested, attends meetings of the CNGC involving compensation matters, reviews compensation materials developed by management in advance of the CNGC meetings, and shares information on market practices and trends with the CNGC. FW Cook undertakes no separate work for Ally. The CNGC assessed the independence of FW Cook under applicable NYSE listing standards and SEC rules and determined that its work for the CNGC does not raise any conflicts of interest.

Employment Agreements

The NEOs are employed on an at-will basis, and no NEO is party to an employment agreement with the Company.

Severance

The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan. See Potential Payments Upon a Termination later in this proxy statement.

Clawback Provisions and Loss Trigger Review

In connection with its executive-compensation risk assessment in 2018, the Company confirmed its right to recoup cash and equity incentive payments in the event those payments were based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances. A recipient who fails to promptly repay Ally in such an event is subject to termination of employment.

Ally also engages in a “loss trigger” review, which is applicable to Material Risk Takers (MRTs) who received deferred incentive-compensation awards (cash- or equity-based) for any year in which they were classified as MRTs. Prior to the payout of any deferred incentive-compensation award to an MRT, the Company determines if a significant loss or other negative risk outcome has occurred that relates to the risk-taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in such a significant loss or other negative risk outcome and may recommend a downward adjustment or forfeiture of any unpaid portion of the incentive compensation awarded to the MRT. Any recommended reduction or forfeiture of deferred incentive compensation is subject to review and approval by the CNGC as provided in our Enterprise Material Risk Taker Policy.

Stock-Ownership Guidelines

The Board believes that the interests of management and stockholders are further aligned by stock-ownership guidelines for the CEO and other Purview Executives. During 2018, the Board approved a number of enhancements to these guidelines, including an increase in the CEO’s stock-ownership requirement from 5 times base salary to 6 times base salary and a reduction in the amount of unvested RSUs and PSUs that are treated as owned for this purpose.

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COMPENSATION DISCUSSION AND ANALYSIS

With these enhancements in place, our Governance Guidelines provide for the following minimum ownership levels:

Officer	Stock-Ownership Requirement
CEO	6 times cash base salary
Other NEOs	3 times cash base salary
Other Purview Executives	2 times cash base salary

Ownership is generally based on whether the executive is meaningfully exposed to changes in the share price of Ally stock and, as a result, includes 100% of shares owned outright, 50% of unvested RSUs, and 50% of earned but unvested PSUs. The Board understands, however, that some period of time will be required for a newly employed or promoted executive to accumulate the requisite shares and that family or other personal reasons may necessitate a sale of accumulated shares. To ensure that the purposes of these stock-ownership guidelines are achieved, whenever the minimum ownership level is not achieved or maintained, the executive must retain 50% of the net (after tax) shares received from any equity grant that has been made since Ally’s initial public offering.

Anti-Hedging and Anti-Pledging Policies

The CEO and other Purview Executives are subject to personal trading restrictions, including anti-hedging and anti-pledging policies, to further align the interests of management with those of stockholders. Refer to Stock Ownership—Security Ownership of Directors, Nominees, and Executive Officers earlier in this proxy statement for more information.

Assessing Compensation Competitiveness

We compare the total compensation of our NEOs against that of executives of companies with whom we compete for senior-executive talent. We use publicly available pay data from a peer group of companies approved by the CNGC to conduct the competitive assessment for the CEO and CFO positions.

Ally’s peer group comprises the 17 banking and financial-services companies listed in the following table:

•	BB&T	•	Discover	•	PNC Financial
•	Capital One	•	Fifth Third Bancorp	•	Regions Financial
•	Charles Schwab	•	Huntington Bancshares	•	Sun Trust Banks
•	CIT Group	•	KeyCorp	•	Synchrony Financial
•	Citizens Financial Group	•	M&T Bank	•	U.S. Bancorp
•	Comerica	•	Navient

For the other NEO and senior-executive positions, we use market-survey data from multiple sources to conduct competitive assessments. When practical, the market surveys include companies that are part of the peer group approved by the CNGC. Updated 2018 survey data used for the remaining NEOs and other senior executives came from one or more sources, including the AON Hewitt Total Compensation Measurement™ Executive Survey, the Willis Towers Watson Executive Financial Services Survey, the Willis Towers Watson Executive General Industry Survey, the McLagan Partners Consumer Retail and Small Banking Survey, and the McLagan Partners Top Management Survey. Because multiple sources were used and not all survey participants provided data for all of the positions served by the remaining NEOs, it is not possible to identify the survey participants included in the competitive data analyzed for positions other than the CEO and the CFO.

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COMPENSATION DISCUSSION AND ANALYSIS

When we measure the compensation of our NEOs against the peer group and survey data, we compare our compensation to the median. On an individual basis, compensation for any executive may be set above or below the median based on a variety of factors, including time in the position, sustained performance over time, criticalness to retain, and skill set and experience relative to external market counterparts. Compensation will also vary above or below the median based on Company and individual performance. The CNGC does not benchmark against the peer group and survey data but instead considers them as one data point in its decision-making.

Components of Ally’s Compensation Program

As outlined in Compensation Design—Elements and Mix of Executive Compensation earlier in this CD&A, total compensation for our NEOs consists primarily of cash base salary, annual cash-based incentive awards, and long-term equity-based incentives in the form of PSUs and RSUs. In addition, we offer limited benefits and perquisites.

Cash Base Salary

Under our compensation philosophy, cash base salary is intended to provide a predictable level of compensation. It is determined based on market levels for the responsibilities of each NEO and individual considerations of performance and experience.

NEO	Annual Cash Base Salary at the end of 2018 ($)	Annual Cash Base Salary as of February 2019 ($)
Jeffrey J. Brown	1,000,000	1,000,000
Jennifer A. LaClair	600,000	600,000
Diane E. Morais	600,000	600,000
Scott A. Stengel	500,000	550,000
Douglas R. Timmerman	600,000	600,000

Incentive Awards

Ally’s executive-compensation program is intended to reward and retain executives, including the NEOs, with an emphasis on performance. Accordingly, a combination of the following factors determines individual incentive awards and changes in total compensation from year to year:

•	Overall Company results;
•	Business-unit or corporate-function results;
•	Individual performance evaluations;
•	Risk scorecards;
•	Market data; and
•	Input from control functions (audit, compliance, risk, and loan review).

Once the CNGC determines each NEO’s total incentive-award amount, the different types of incentives are awarded in a formulaic manner in accordance with our compensation-mix structure. Refer to Compensation Design—Elements and Mix of Executive Compensation earlier in this CD&A. Within the first two months after the performance year has concluded, the annual cash-based incentive awards are paid, and the long-term equity-based incentive awards are granted.

Corporate, Unit, and Individual Performance

Consistent with Executive Summary—2018 Compensation Decisions earlier in this CD&A, the CNGC considered the following indicia of performance during 2018 in determining each NEO’s total compensation under our executive-compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS

Jeffrey J. Brown Chief Executive Officer

•     Achieved adjusted EPS(a) of $3.34, total deposits of $106.2 billion, and adjusted total net revenue(a) of $6.0 billion

•     Achieved 39% adjusted EPS(a) growth in 2018 relative to the growth target of 20–30% that was communicated to the investment community

•     Achieved Core ROTCE(a) of 12.3% in 2018 relative to the 10.5–11.5% target that was communicated to the investment community

•     Achieved 1.33% retail auto net charge-offs relative to the 1.4–1.6% target that was communicated to the investment community

•     Continued to enhance the diversity of the balance sheet with diversified auto originations at higher risk-adjusted returns, steady growth in the Corporate Finance and Ally Home businesses while maintaining capital-allocation discipline

•     Positive regulatory and business environment outcomes, including: non-objection to 2018 Comprehensive Capital Analysis and Review (CCAR) capital plan ensuring increased dividend and share repurchase programs; successfully managed smooth transition of tax reform legislation

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Jennifer A. LaClair Chief Financial Officer

•     Achieved 39% adjusted EPS(a) growth in 2018 relative to the growth target of 20–30% that was communicated to the investment community

•     Achieved Core ROTCE(a) of 12.3% in 2018 relative to the 10.5–11.5% target that was communicated to the investment community

•     Positive regulatory and business environment outcomes, including: non-objection to 2018 CCAR capital plan ensuring increased dividend and share repurchase programs; successfully managed smooth transition of tax reform legislation

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Diane E. Morais President, Consumer & Commercial Banking Products

•     Total deposits of $106.2 billion at December 31, 2018; up $12.9 billion YoY while maintaining cumulative retail deposit portfolio beta of 35% since 3Q 2015

•     Grew Corporate Finance held-for-investment portfolio by 19% YoY to $4.6 billion

•     Improved the customer experience through digital enhancements across multiple products

•     Named “Best Online Bank” by Money Magazine, “Best Banks to Work For” by American Banker, “Best Internet Bank” and “Best Bank for Millennials” by Kiplinger’s

•     Increased retail deposit customer base by 16% YoY to 1.65 million

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Scott A. Stengel General Counsel

•     Served as a trusted counsel to the Board and executive management on strategic, business, governance, and regulatory matters

•     Delivered strategic and tactical legal advice in connection with Ally’s diversification strategy

•     Led and proactively influenced the enhancement of corporate-governance, disclosure, risk, and compliance frameworks, policies, and practices

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Douglas R. Timmerman President, Auto Finance

•     Delivered $1.4 billion pre-tax income; up $148 million YoY in a competitive marketplace

•     Consumer auto originations of $35.4 billion, up 2% YoY at higher risk-adjusted spreads

•     Retail auto portfolio yield of 6.14%, up 34 bps YoY

•     Achieved 1.33% retail auto net charge-offs relative to 1.4–1.6% target that was communicated to the investment community

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash-Based Incentive Awards

For details on the annual cash-based incentive awards granted to the NEOs in respect of 2018 performance, see Executive Summary—2018 Compensation Decisions earlier in this CD&A and the Summary Compensation Table later in this proxy statement.

Long-Term Equity-Based Incentive Awards

A central principle of our executive-compensation program is linking the compensation of our NEOs directly to Company performance by awarding at least 50% of their total compensation in the form of PSUs and RSUs. The CNGC believes that this approach further aligns the interests of our leaders and our stockholders, as the ultimate value received depends on the share price in the future after the awards vest and the shares are sold and, in the case of PSUs, the level of attainment of the applicable performance goals.

The PSUs granted to our NEOs in 2017 and 2018 have a two-year performance period followed by an additional year of required service, after which earned PSUs fully vest and settle in shares. The PSUs granted in 2019 have a three-year performance period with no additional service requirement. Any dividends declared over the three-year vesting period are accumulated and paid at the time of settlement based on the number of PSUs earned at the conclusion of the performance period.

The performance metrics applicable to the PSUs are Core ROTCE and total stockholder value growth rate (TSV), each having an equal weight. The CNGC believes that these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term stockholder returns. The selection of Core ROTCE, which is a metric widely used in the banking industry, incents management to produce an appropriate return on equity for stockholders. TSV, which is defined as growth in adjusted tangible book value per share plus dividends per share, was selected because the CNGC believes that growth in the tangible book value of the Company should result in increased long-term value creation for stockholders and is directly impacted by management performance. Core ROTCE, TSV, and adjusted tangible book value per share are non-GAAP financial measures, which are reconciled to comparable GAAP financial measures in Appendix A of this proxy statement. Under the ICP, which governs our PSUs, the CNGC has excluded from Core ROTCE and TSV the impact of designated items so that the performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business. Refer to Appendix A of this proxy statement for more detail on these designated items.

The CNGC establishes threshold, target, and maximum goals for each metric that, in its judgment, suitably challenge management after taking into account factors such as the Company’s prior-year performance, the current year’s financial plan, and the multi-year strategic plan. PSUs pay out between 0% and 150% of target based on the achievement of these predetermined goals for Core ROTCE and TSV using a tiered structure rather than linear interpolation between goals. The goals established by the CNGC for the PSUs granted in 2017, 2018, and 2019 follow:

2017

Tier	Payout Amount	Core ROTCE	Total Stockholder Value Growth Rate
Maximum	150%	>12.00%	>13.00%
Above Target, Under Maximum	125%	10.01% - 12.00%	10.01% - 13.00%
Target	100%	8.01% - 10.00%	7.01% - 10.00%
Above Threshold, Under Target	75%	6.01% - 8.00%	4.01% - 7.00%
Threshold	50%	4.01% - 6.00%	1.01% - 4.00%
Below Threshold	0%	<4.01%	<1.01%

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COMPENSATION DISCUSSION AND ANALYSIS

2018

Tier	Payout Amount	Core ROTCE	Total Stockholder Value Growth Rate
Maximum	150%	>13.50%	>14.50%
Above Target, Under Maximum	125%	11.51% - 13.50%	11.51% - 14.50%
Target	100%	9.51% - 11.50%	8.51% - 11.50%
Above Threshold, Under Target	75%	7.51% - 9.50%	5.51% - 8.50%
Threshold	50%	5.51% - 7.50%	2.51% - 5.50%
Below Threshold	0%	<5.51%	<2.51%

2019

Tier	Payout Amount	Core ROTCE	Total Stockholder Value Growth Rate
Maximum	150%	>15.50%	>15.00%
Above Target, Under Maximum	125%	13.51% - 15.50%	12.01% - 15.00%
Target	100%	12.51% - 13.50%	9.01% - 12.00%
Above Threshold, Under Target	75%	10.51% - 12.50%	6.01% - 9.00%
Threshold	50%	8.51% - 10.50%	3.01% - 6.00%
Below Threshold	0%	<8.51%	<3.01%

The changes in goals from 2017 to 2018 were driven in significant part by the expected impact of the Tax Cuts and Jobs Act of 2017 (TCJ Act), while the changes from 2018 to 2019 were meaningfully affected by the shift from a two-year to a three-year performance period.

The performance period for our PSUs granted in 2017 is complete, and the CNGC has certified the results as reflected in the following charts.

The calculation of these results included adjustments for items designated by the CNGC at the time of grant, primarily to neutralize the effect of changes in tax laws (including the TCJ Act) and the effect of accounting changes (including Revenue from Contracts with Customers Accounting Standards Update 2014-09). The achievement of these results generated an expected future payout of 125% for recipients who complete their third year of service requirement.

The RSUs granted to our NEOs do not have explicit performance-based conditions, but their ultimate value depends on the share price in the future after the awards vest and the shares are sold. The RSUs vest and settle in shares in three equal installments on the first, second, and third anniversaries of the date of grant. Any dividends over the vesting period are accumulated and paid at the time of settlement.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites

We provide our NEOs with health and welfare benefits under the broad-based program generally available to all of our employees. This allows our NEOs and employees to receive certain benefits that are not readily available to individuals except through an employer and to receive certain benefits on a pre-tax basis.

Our benefit program includes the tax-qualified Ally Financial Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan to support our employees in saving for retirement in a manner that is favorable from a tax perspective. Eligible compensation under the Savings Plan is composed of salary and cash bonus. Under the Savings Plan, after one year of employment, employee contributions up to 6% of eligible compensation are matched 100% by Ally, and this matched amount vests in full immediately. Effective the first of the month following 30 days of employment, the Savings Plan also provides for a 2% nonmatching contribution on eligible compensation and an additional discretionary nonmatching contribution on eligible base pay of up to 2%, which is subject to the Company’s performance. Nonmatching contributions fully vest after the individual has been employed for three years.

Ally also maintains the Enhanced Retirement Savings Plan, which is a nonqualified benefit equalization plan for highly compensated employees. This plan was designed to allow for the equalization of benefits for highly compensated employees when such employees’ qualified plan benefits were limited by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (Code). Ally suspended nonqualified contributions to this plan in 2009 and has not made any since that time, including in 2018. Certain NEOs maintain balances within the plan. This plan is maintained as an unfunded plan, and all expenses for administration of the plan and payment of amounts to participants are borne by Ally.

In addition to broad-based benefits, the NEOs receive limited additional benefits and perquisites so that the Company can remain competitive in attracting and retaining executive talent. These benefits are itemized in the notes to our Summary Compensation Table later in this proxy statement.

Other

Former Executive Officers

For details of compensation paid to Messrs. Halmy and Russi during 2018, refer to Payments to Mr. Halmy in Connection with his Departure and Payments to Mr. Russi in Connection with his Departure later in this proxy statement.

Tax and Accounting

Section 162(m) of the Code limits the tax deductibility of compensation for certain executive officers to $1 million. Prior to the enactment of the TCJ Act in December 2017, Section 162(m) provided an exemption from this limitation for compensation that qualified as “performance-based compensation.” The TCJ Act, however, repealed the exemption for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. The CNGC is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some factors among many in structuring our executive-compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS

CNGC REPORT

The CNGC has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the CNGC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC.

The Compensation, Nominating and Governance Committee of the Board of Directors of Ally Financial Inc.

Kim S. Fennebresque (Chair)

Franklin W. Hobbs

Marjorie Magner

John J. Stack

As provided by SEC Regulation S-K, this CNGC Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth specified information regarding the compensation paid by the Company during 2018, 2017 and 2016, and the cash bonuses awarded in respect of each of these years, as applicable, to the NEOs.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($)
Jeffrey J. Brown	2018	1,000,000	3,000,000	5,550,040	41,526	9,591,566
Chief Executive Officer	2017	1,000,000	2,700,000	5,100,019	33,332	8,833,351
	2016	1,000,000	2,400,000	3,974,140	157,121	7,531,261
Jennifer A. LaClair	2018	600,000	925,000	1,375,047	189,415	3,089,462
Chief Financial Officer

Diane E. Morais	2018	600,001	1,150,000	1,700,017	31,190	3,481,207
President, Consumer & Commercial Banking Products	2017	594,231	1,100,000	1,675,037	30,634	3,399,902
	2016	550,000	1,075,000	1,307,713	56,990	2,989,703
Scott A. Stengel	2018	500,000	550,000	1,000,045	39,726	2,089,771
General Counsel	2017	500,000	500,000	875,016	33,233	1,908,249

Douglas R. Timmerman	2018	561,539	600,000	900,041	43,474	2,105,053
President, Auto Finance

Christopher A. Halmy	2018	265,385	-	1,550,040	505,976	2,321,400
Former Chief Financial Officer	2017	600,000	950,000	1,650,024	33,062	3,233,086
	2016	600,000	1,050,000	1,336,544	72,483	3,059,027
Timothy M. Russi	2018	463,847	-	1,500,008	636,952	2,600,806
Former President, Auto Finance	2017	594,231	900,000	1,625,011	36,866	3,156,108
	2016	541,800	1,025,000	1,359,636	98,830	3,025,266

(a)

The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. For the NEOs’ current base salaries, see Compensation Discussion and Analysis—Components of Ally’s Compensation Program—Cash Base Salary earlier in this proxy statement.

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EXECUTIVE COMPENSATION TABLES

(b)

The amounts in this column for 2018 represent the annual cash bonuses paid to the NEOs in February 2019 in respect of 2018 performance, based on achievement of the CNGC’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion and Analysis—Components of Ally’s Compensation Program—Annual Cash-Based Incentive Awards earlier in this proxy statement.

(c)

The amounts in this column reflect the aggregate grant date fair values of the RSUs and PSUs granted under the ICP to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for PSUs, the level of attainment of the applicable performance goal. The amounts for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards in 2018 table below. The following are the values of the performance awards as of the grant date assuming attainment of the maximum level of performance: Mr. Brown, $4,162,530; Ms. LaClair, $825,037; Ms. Morais, $1,275,012; Mr. Stengel, $750,034; Mr. Timmerman, $540,033; Mr. Halmy, $1,162,530; and Mr. Russi, $1,125,006. For additional information on how we account for equity-based compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(d)	This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2018, these amounts include:

	Jeffrey J. Brown	Jennifer A. LaClair	Diane E. Morais	Scott A. Stengel	Douglas R. Timmerman	Christopher A. Halmy	Timothy M. Russi
Financial counseling (1)	$10,000	$-	$-	$10,000	$10,000	$10,000	$10,000
Liability insurance (2)	516	516	516	516	516	215	387
Relocation	-	175,638	-	-	-	-	-
Total perquisites	10,516	176,154	516	10,516	10,516	10,215	10,387
Life insurance (3)	3,510	876	3,174	1,710	5,458	3,761	4,565
401(k) matching contribution (4)	27,500	12,385	27,500	27,500	27,500	22,000	22,000
Separation treatment (5)	-	-	-	-	-	470,000	600,000
Total All Other Compensation	$41,526	$189,415	$31,190	$39,726	$43,474	$505,976	$636,952

(1)

We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation and estate-planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(2)

We provide a taxable allowance for personal-umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(3)	Represents the tax value of life insurance for 2018 that was provided by the Company.
(4)	Represents the employer contribution, Company match contribution, and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.
(5)

In connection with the departures of Messrs. Halmy and Russi, effective as of June 1, 2018 and October 1, 2018, respectively, Mr. Halmy received a $450,000 lump-sum cash payment and a $20,000 payment for outplacement-assistance, and Mr. Russi received a $600,000 lump-sum cash payment.

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EXECUTIVE COMPENSATION TABLES

Other Compensation Tables

Grants of Plan Based Awards in 2018

The following table provides information on grants of plan-based awards made to our NEOs during 2018 under the ICP.

Name	Award	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Unit of Stock (#) (b)	Grant Date Fair Value of Stock or Unit Awards ($) (c)
Jeffrey J. Brown	RSU	2/1/2018				92,071	2,775,020
	PSU (a)	2/1/2018	46,036	92,071	138,107	-	2,775,020
Jennifer A. LaClair	RSU	2/1/2018				27,373	825,022
	PSU (a)	2/1/2018	9,125	18,249	27,374	-	550,025
Diane E. Morais	RSU	2/1/2018				28,202	850,008
	PSU (a)	2/1/2018	14,101	28,202	42,303	-	850,008
Scott A. Stengel	RSU	2/1/2018				16,590	500,023
	PSU (a)	2/1/2018	8,295	16,590	24,885	-	500,023
Douglas R. Timmerman (d)	RSU	2/1/2018				17,917	540,018
	PSU (a)	2/1/2018	5,973	11,945	17,918	-	360,022
Christopher A. Halmy (e)	RSU	2/1/2018				25,714	775,020
	PSU (a)	2/1/2018	12,857	25,714	38,571	-	775,020
Timothy M. Russi (e)	RSU	2/1/2018				24,884	750,004
	PSU (a)	2/1/2018	12,442	24,884	37,326	-	750,004

(a)

These amounts reflect the PSUs granted to the NEOs in 2018, which are scheduled to vest between 0% and 150% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse on the third anniversary of the date of grant and the achievement of the applicable Core ROTCE and TSV performance metrics during the performance period commencing on January 1, 2018 and ending on December 31, 2019. The amounts in the “Threshold” sub-column reflect 50% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the PSUs will be forfeited. The amounts in the “Target” sub-column reflect 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect 150% of the shares that will vest on attainment of the service condition and the maximum performance level. For more information on the terms of these awards, see Compensation Discussion and Analysis—Components of Ally’s Compensation Program—Long-Term Equity-Based Incentive Awards earlier in this proxy statement.

(b)

The amounts in this column represent the number of shares of Ally common stock underlying the award of RSUs granted to the NEOs in 2018 that are scheduled to vest over three years from the date of grant, based solely on service.

(c)

The amounts in this column reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and, for PSUs, based on the probable outcome of the applicable Core ROTCE and TSV performance metrics as of the grant date. The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For the value of the PSUs, assuming attainment of the Core ROTCE and TSV performance metrics at the maximum level of performance, see footnote (c) to the Summary Compensation Table above. For additional information on how we account for equity-based compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(d)	RSUs for Mr. Timmerman are nonforfeitable, having attained retirement eligibility pursuant to the terms of the RSUs.
(e)	RSUs for Messrs. Halmy and Russi are nonforfeitable pursuant to the terms of the RSUs.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at 2018 Fiscal Year End

The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2018.

Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested (#) (b)
Jeffrey J. Brown	2/1/2018	92,071	2,086,329
	2/1/2018			92,071	2,086,329
	2/1/2017	78,704	1,783,433
	2/1/2017	147,570	3,343,936
	2/3/2016	38,781	878,777
	2/3/2016	130,883	2,965,809
	3/18/2015	59,102	1,339,251
Jennifer A. LaClair	2/1/2018	27,373	620,272
	2/1/2018			18,249	413,522
	12/18/2017	8,681	196,711
Diane E. Morais	2/1/2018	28,202	639,057
	2/1/2018			28,202	639,057
	2/1/2017	25,850	585,761
	2/1/2017	48,468	1,098,285
	2/3/2016	15,314	347,015
	2/3/2016	34,456	780,773
	3/18/2015	26,596	602,665
Scott A. Stengel	2/1/2018	16,590	375,929
	2/1/2018			16,590	375,929
	2/1/2017	16,204	367,183
	2/1/2017	20,255	458,978
	5/23/2016	10,524	238,474
Douglas R. Timmerman (d)	2/1/2018	17,179	389,276
	2/1/2018			11,945	270,674
	2/1/2017	14,648	331,924
	2/1/2017	19,098	432,761
	2/3/2016	7,380	167,231
	2/3/2016	16,606	376,292
	3/18/2015	17,731	401,784
Christopher A. Halmy (e)	2/1/2018	14,155	320,752
	2/1/2018			25,714	582,679
	2/1/2017	14,018	317,648
	2/1/2017	44,958	1,018,748
	2/3/2016	7,179	162,676
	2/3/2016	24,232	549,097
	3/18/2015	25,507	577,989
Timothy M. Russi (e)	2/1/2018	24,038	544,701
	2/1/2018			24,884	563,871
	2/1/2017	15,209	344,636
	2/1/2017	45,848	1,038,916
	2/3/2016	9,656	218,805
	2/3/2016	21,727	492,334
	3/18/2015	25,692	582,181

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EXECUTIVE COMPENSATION TABLES

(a)

The amounts reflected in this column represent the number of shares of Ally common stock underlying (i) the supplemental one-time RSUs granted in 2015 that are scheduled to vest in equal annual amounts over four years following the date of grant, (ii) the RSUs granted to the NEOs in 2016, 2017, and 2018 that are scheduled to vest over three years from the date of grant, in each case, based solely on service and (iii) the PSUs granted to the NEOs in 2016 and 2017 (reflected based on actual achievement of 112.5% and 125%, respectively, for the performance periods that ended on December 31, 2017 and December 31, 2018). 2017 PSUs for Messrs. Halmy and Russi were calculated to adjust the number of above-target shares that will be delivered by the percentage of calendar days during the performance period that they were employed by Ally.

(b)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $22.66, the closing price of Ally common stock on December 31, 2018.
(c)

The amounts reflected in this column represent the number of shares of Ally common stock underlying the PSUs granted to the NEOs in 2018 (with a performance period that is scheduled to end on December 31, 2019) and a service period that is scheduled to end on the third anniversary of the date of grant, assuming attainment of the performance metrics at the target performance level. The actual number of Ally shares, if any, that will vest will be based on (i) the level of achievement of the Core ROTCE and TSV performance goals as of the end of the performance period and (ii) satisfaction of the applicable service condition. For more information on the terms of these awards, see Compensation Discussion and Analysis—Components of Ally’s Compensation Program—Long-Term Equity-Based Incentive Awards earlier in this proxy statement.

(d)

Number of RSUs and 2016 PSU, unrelated to the one-time RSUs granted on March 18, 2015, that have not vested for Mr. Timmerman are nonforfeitable, as these grants have attained retirement eligibility pursuant to the terms of the RSUs.

(e)	Number of RSUs and 2016 PSU for Messrs. Halmy and Russi are nonforfeitable pursuant to the terms of the RSUs.

Option Exercises and Stock Vested in 2018

The following table provides information on the NEOs’ equity awards that vested in 2018. The NEOs do not hold any options.

Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Jeffrey J. Brown	137,233	3,942,929
Jennifer A. LaClair	8,681	199,055
Diane E. Morais	54,832	1,568,336
Scott A. Stengel	18,625	529,578
Douglas R. Timmerman	33,067	943,577
Christopher A. Halmy	52,369	1,496,939
Timothy M. Russi	55,054	1,574,267

(a)	All amounts exclude those shares becoming nonforfeitable vesting solely due to retirement eligibility.
(b)

The value realized on vesting of the equity was calculated by multiplying the number of shares of Ally common stock underlying awards that vested in 2018 by the closing price on the vesting date. The closing prices ranged from $22.93 to $30.14.

Nonqualified Deferred Compensation in 2018

The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan.

Name	Plan name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey J. Brown	Nonqualified Benefit Equalization Plan (a)	-	806	(2,606)	-	39,790
Jennifer A. LaClair	Nonqualified Benefit Equalization Plan (a)	-	-	-	-	-
Diane E. Morais	Nonqualified Benefit Equalization Plan (a)	-	251	(976)	-	10,703
Scott A. Stengel	Nonqualified Benefit Equalization Plan (a)	-	-	-	-	-
Douglas R. Timmerman	Nonqualified Benefit Equalization Plan (a)	-	2,810	(8,735)	-	88,269
Christopher A. Halmy	Nonqualified Benefit Equalization Plan (a)	-	-	-	-	-
Timothy M. Russi	Nonqualified Benefit Equalization Plan (a)	-	-	223	-	8,925

(a)

The amounts reflect employee balances in the nonqualified Enhanced Retirement Savings Plan. Each participant is credited with earnings based on a set of investment options selected by the participant that are similar to 401(k) investment options available to all employees, but employer contributions to this plan have not been made since 2009. For more information on this plan, see Compensation Discussion and Analysis—Components of Ally’s Compensation Program—Benefits and Perquisites earlier in this proxy statement.

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EXECUTIVE COMPENSATION TABLES

Potential Payments Upon a Termination

Ally Financial Inc. Severance Plan

All NEOs are eligible to participate in the Severance Plan, which entitles each NEO to receive (i) two times the sum of their annual base salary and designated annual cash-incentive compensation opportunity, (ii) the pro-rated designated annual cash-incentive compensation opportunity for the year of their termination, and (iii) a payment equal to 24 months of medical premiums valued at their COBRA rate, in the event of a qualifying termination of employment or a termination of service without cause (as summarized below), in each case, within the 24-month period immediately following a change in control. In the event of a qualifying termination that is not in connection with a change in control, our CEO is entitled to receive two times his base salary and all other NEOs are entitled to receive one times their base salary. The plan also provides for outplacement benefits at a level determined by the Company based on the individual’s level within the organization, market conditions, and geographic area.

The Severance Plan generally defines qualifying terminations of employment as: (i) the elimination of a participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job, or termination associated with a restructuring of different departments which results in the reduction in the total number of employees, including the participant, in the affected departments; (ii) a substantial change in current duties for which the participant no longer qualifies; (iii) a substantial change in the participant’s current duties which results in a 20% or more reduction in the participant’s base salary; or (iv) declining a geographic transfer in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of the participant’s current position regardless of whether reimbursement of relocation expenses is offered.

Supplemental One-Time RSUs and Annual RSUs

In the event of a NEO’s termination of employment (a) due to death, “disability” or “retirement,” (b) by Ally without “cause” or (c) in the case of the Annual RSUs granted to the NEOs, due to a “qualifying termination” (as such terms are defined in the ICP and summarized below, the unvested portion of the RSUs will fully vest as of the date of such termination of service and will be paid as follows: (i) in the case of a termination due to death or disability, within 75 days of such termination of employment and (ii) in the case of a termination by Ally without cause due to a qualifying termination or due to retirement, on the award’s original settlement dates.

In the case of the supplemental one-time RSUs granted to the NEOs in 2015, in the event of a NEO’s termination of employment due to a qualifying termination, or retirement as approved by the Company, the unvested portion will fully vest and will be paid on the original settlement dates.

In the case of a NEO who is employed by a business unit of the Company, if the NEO is terminated (i) as a result of a “sale of such business unit” (as defined in the Incentive Plan and summarized below) or (ii) without cause or due to a qualifying termination, in each case, within the 24-month period immediately following the sale of such business unit, then all unvested RSUs will fully vest as of the date of such termination and will be paid on the award’s original settlement dates.

In the event of a “change in control” (as defined in the Incentive Plan and summarized below), if the RSUs are not continued or converted into a restricted stock or RSU over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding RSUs will vest and be immediately due and payable. If the RSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and become immediately payable.

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EXECUTIVE COMPENSATION TABLES

Annual PSUs

In the event of a NEO’s termination of employment due to death or disability, the PSUs will fully vest as of the date of such termination of employment and will be paid within 75 days of such termination of employment, with the performance conditions applicable to the PSUs deemed achieved (i) at the target performance level if the termination of service occurs prior to the end of the performance period or (ii) based on actual performance if the termination of service occurs on or after the last day of the performance period.

In the event of a NEO’s termination of employment (a) due to retirement, (b) by the Company without cause or (c) due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), in each case, other than in connection with a change in control, the PSUs will fully vest as of the date of such termination of employment, subject to achievement of the applicable Core ROTCE and TSV performance conditions and will be payable on the award’s original settlement dates. However, in the case of a termination of employment by the Company without cause or due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), if the performance goals are achieved above the target performance level, the number of shares that will be payable in excess of the target number of shares will be prorated based on the number of calendar days during the performance period the NEO was employed by the Company.

In the event of a change in control, if the PSUs are not continued or converted into a restricted stock award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding PSUs will vest and be immediately due and payable. If the PSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and the award will be payable on the earlier of (i) the original payment date or (ii) (a) the date of termination of employment for any reason other than due to death or disability or (b) within 75 days of the date of termination due to death or disability.  At the time of a change in control, PSUs are converted to restricted stock as follows: (1) if more than half of the performance period has elapsed at the time of the change in control and achievement of the performance metrics is determinable, as determined by the CNGC, the performance goals will be deemed achieved based on actual performance as of the date of the change in control; or (2) if less than half of the performance period has elapsed at the time of the change in control or achievement of the performance metrics is not determinable, the performance goals will be deemed achieved at the target performance level.

Under the Incentive Plan, “cause,” “change in control,” “disability,” “qualifying termination,” “retirement,” and “sale of such business unit” are generally defined as follows:

•

“Cause” generally means, unless otherwise defined in any employment agreement with the participant (if any) or as otherwise provided in an individual award agreement, the participant’s: (i) felony indictment or misdemeanor conviction; (ii) failure to perform any material responsibility of the leadership position; (iii) a course of conduct, which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence; (vii) willful misconduct; (viii) failure to comply with a material Company policy; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in the Incentive Plan; or (xi) failure to promptly repay any award payment that is determined to be owed to the Company pursuant to the recoupment or “clawback” provisions under the Incentive Plan.

•

“Change in control” generally means the occurrence of one or more of the following events: (i) any person or entity becomes, directly or indirectly, the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (ii) the replacement of a majority of the Company’s directors during any 12-month period; (iii)

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EXECUTIVE COMPENSATION TABLES

the consummation of (x) a merger or consolidation of the Company or any of its subsidiaries with any other entity, or the issuance of voting securities in connection with a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 60% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation or (y) any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries having a total gross fair market value equal to or more than 40% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s).

•

“Disability” generally means, unless otherwise provided in an individual award agreement, (i) a long-term disability that entitles the participant to disability income payments under any long-term disability plan or policy provided by the Company under which the participant is covered, as such plan or policy is then in effect; or (ii) if such participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “disability” means disability within the meaning of Treasury Reg. Section 1.409A-3(i)(4).

•

“Qualifying Termination” generally means a termination of employment or service as a result of any of the following: (i) elimination of the participant’s current position or reduction in the total number of employees in the same department performing the same or similar job; (ii) a substantial change in current duties for which the employee no longer qualifies; (iii) a substantial change in current duties, which results in a 20% or more reduction in salary; or (iv) declining a geographic transfer to a new position offered to the participant upon the elimination of current position as an alternative to termination (provided that the participant was offered reimbursement of relocation expenses associated with the transfer in accordance with the Company’s then-current relocation program).

•

“Retirement” generally means a termination of employment or service other than for cause following attainment of (i) age 55, and the total of age and years of service to the Company and its affiliates equals or exceeds 70, or (ii) age 65.

•

“Sale of such business unit” generally means whether effected directly or indirectly, or in one transaction or a series of transactions: (i) any merger, consolidation, reorganization or other business combination pursuant to which a “business unit” (i.e., a single business or product line or related group of business or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division, including, but not limited to, the Company’s North American Auto Finance, Insurance and Commercial Finance divisions, and which consist of a group of legal entities rolling up to a holding company that is a wholly-owned subsidiary of the Company) and an acquirer and/or all or a substantial portion of their respective business operations are combined in a manner that generally results in a change in control (as defined above) of the business unit (using certain specified criteria of such “change in control” definition under the Incentive Plan); or (ii) the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the business unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, or joint venture over which the Company does not exercise voting control or otherwise.

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EXECUTIVE COMPENSATION TABLES

The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled under the Company’s compensation and benefit plans in the event of a change in control, an involuntary termination by the Company without cause, a qualifying termination or a termination due to death or disability, in each case, as of December 31, 2018. The amounts reflected in the tables below for “Equity Acceleration” (i) do not include the value of any stock awards that were vested (or nonforfeitable due to retirement provisions) as of December 31, 2018 and (ii) assume achievement of any applicable performance goals at the target performance level.

Jeffrey J. Brown, Chief Executive Officer
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$2,000,000	$2,000,000	$—
Annual Incentive (b)	—	3,600,000	—
Long-Term Incentives (c)	14,483,864	14,483,864	14,483,864
Outplacement (d)	20,000	20,000	—
Total	$16,503,864	$20,103,864	$14,483,864

(a)

Represents a cash payment under the Company Severance Plan equal to two-times base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Brown’s annual base salary rate as of December 31, 2018 was $1,000,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2018 was $1,800,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of (i) the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause and (ii) the RSUs and PSUs granted in 2016, 2017, and 2018 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $22.66, which was the closing price of Ally common stock on December 31, 2018.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Jennifer A. LaClair, Chief Financial Officer
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$600,000	$1,200,000	$—
Annual Incentive (b)	—	1,550,000	—
Long-Term Incentives (c)	1,230,506	1,230,506	1,230,506
Outplacement (d)	20,000	20,000	—
Total	$1,850,506	$4,000,506	$1,230,506

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. LaClair’s annual base salary rate as of December 31, 2018 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. LaClair’s annual cash incentive opportunity rate as of December 31, 2018 was $775,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and PSUs granted in 2017 and 2018 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $22.66, which was the closing price of Ally common stock on December 31, 2018.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

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EXECUTIVE COMPENSATION TABLES

Diane E. Morais, President, Consumer & Commercial Banking Products
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$600,000	$1,200,000	$—
Annual Incentive (b)	—	1,900,000	—
Long-Term Incentives (c)	4,692,614	4,692,614	4,692,614
Outplacement (d)	20,000	20,000	—
Total	$5,312,614	$7,812,614	$4,692,614

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Morais’s annual base salary rate as of December 31, 2018 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Morais’s annual cash incentive opportunity rate as of December 31, 2018 was $950,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of (i) the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause and (ii) the RSUs and PSUs granted in 2016, 2017, and 2018 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $22.66, which was the closing price of Ally common stock on December 31, 2018.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Scott A. Stengel, General Counsel
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$500,000	$1,000,000	$—
Annual Incentive (b)	—	1,000,000	—
Long-Term Incentives (c)	1,816,494	1,816,494	1,816,494
Outplacement (d)	20,000	20,000	—
Total	$2,336,494	$3,836,494	$1,816,494

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Stengel’s annual base salary rate as of December 31, 2018 was $500,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Stengel’s annual cash incentive opportunity rate as of December 31, 2018 was $500,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and PSUs granted in 2016, 2017, and 2018 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $22.66, which was the closing price of Ally common stock on December 31, 2018.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Douglas R. Timmerman, President - Auto Finance
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$600,000	$1,200,000	$—
Annual Incentive (b)	—	1,300,000	—
Long-Term Incentives (c)	401,784	401,784	401,784
Outplacement (d)	20,000	20,000	—
Total	$1,021,784	$2,921,784	$401,784

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Timmerman’s annual base salary rate as of December 31, 2018 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Timmerman’s annual cash incentive opportunity rate as of December 31, 2018 was $650,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $22.66, which was the closing price of Ally common stock on December 31, 2018. Mr. Timmerman’s outstanding RSUs and PSUs granted in 2016, 2017, and 2018 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards. As of December 31, 2018, the value of these outstanding awards was $1,968,157.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

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EXECUTIVE COMPENSATION TABLES

Payments to Mr. Halmy in Connection with his Departure

In connection with Mr. Halmy’s departure from Ally effective June 1, 2018, a Separation and Transition Services Agreement was executed effective December 8, 2017, and provided for Mr. Halmy (1) to receive his then current base salary and remain eligible for equivalent benefits and perquisites through June 1, 2018, (2) to remain eligible for cash- and equity-based incentive-compensation awards commensurate with his position as Chief Financial Officer and his and Ally’s performance during 2017 as determined by the CNGC in early 2018, (3) to receive up to $20,000 in executive outplacement assistance, (4) to receive as soon as reasonably practicable after June 1, 2018, a lump-sum cash payment of $450,000, which was equal to 39 weeks of his then current base salary, (5) to fully vest on June 1, 2018, in his then unvested RSUs, with each award settling as originally scheduled, and (6) to fully vest on June 1, 2018, in his then unvested PSUs, with each award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when Mr. Halmy was employed by Ally.

Payments to Mr. Russi in Connection with his Departure

In connection with Mr. Russi’s departure from Ally effective October 1, 2018, a Separation and Transition Services Agreement was executed effective April 18, 2018, and provided for Mr. Russi (1) to receive his then current base salary and remain eligible for equivalent benefits and perquisites through October 1, 2018, (2) to receive as soon as reasonably practicable after October 1, 2018, a lump-sum cash payment of $600,000, which was equal to 52 weeks of his then current base salary, (3) to receive up to $20,000 in executive outplacement assistance, (4) to fully vest on October 1, 2018, in his then unvested RSUs, with each award settling as originally scheduled, (5) to fully vest on October 1, 2018, in his then unvested PSUs, with each award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when Mr. Russi was employed by Ally, (6) to receive during the week of April 1, 2019, a lump-sum cash payment of $850,000, which is equal to his estimated cash-based incentive opportunity for performance in 2018, and (7) to receive $1,450,000 in cash, payable in three equal installments at approximately the same time in 2020, 2021, and 2022 when cash-based incentive awards are paid to Ally’s NEOs for performance in 2019, 2020, and 2021 respectively (such date no later than May 1 of each year), which in the aggregate is equal to his estimated equity-based incentive opportunity for performance in 2018.

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EXECUTIVE COMPENSATION TABLES

Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC Regulation S-K require a public company to disclose the annual total compensation of its Principal Executive Officer (PEO), the median of the annual total compensation of all employees of the company excluding the PEO, and the ratio of those two amounts.

SEC rules permit us to identify our median employee once every three years if, during the last completed fiscal year, there were no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay-ratio disclosure. We have concluded that, for 2018, there were no such changes. As a result, our median employee for 2017 is being used to calculate our 2018 pay ratio.

Median-Employee Determination for 2017

A list of all 7,912 employees, excluding the PEO, as of December 31, 2017, was prepared. Our 36 international employees (35 in Canada and 1 in Belgium) were excluded, resulting in 7,876 total employees. To determine our median employee from this adjusted employee population, we used base salary plus 2017 target incentive opportunities. Base salaries were annualized for permanent employees who were not employed by us for all of 2017.

2018 Pay Ratio Calculation

We determined our median employee’s annual total compensation for 2018 utilizing the same methodology that is used in determining the total compensation of our NEOs as set forth in the 2018 Summary Compensation Table earlier in this proxy statement. Further, annual total compensation of our PEO and our median employee were adjusted to include the cost of estimated employer contributions for medical and dental benefits and tuition reimbursements for 2018. As a result, the adjusted annual total compensation for 2018 of our PEO, Mr. Brown, was $9,607,777, which includes $16,211 of employer contributions for medical and dental benefits in 2018 in addition to compensation set forth in the 2018 Summary Compensation Table earlier in this proxy statement. Mr. Brown’s compensation is approximately 88 times our median employee’s 2018 annual total compensation of $109,452. The Company believes that the foregoing ratio is a reasonable estimate determined in accordance with SEC rules.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and as result, the pay ratio reported by us may not be comparable to pay ratios reported by other companies.

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PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and SEC Rule 14a-21 require us, at least every third calendar year, to hold a non-binding stockholder advisory vote at our annual meeting on the compensation paid to our NEOs as disclosed in our proxy statement in accordance with applicable SEC rules. This is commonly known as a say-on-pay advisory vote.

Under the Company’s executive-compensation program, the NEOs are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals as well as the realization of increased stockholder value. Please read the Compensation Discussion and Analysis along with the information in the compensation tables for additional details about the executive-compensation program, including information about the fiscal year 2018 compensation of the NEOs.

Stockholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This say-on-pay advisory vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, stockholders are requested to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the Company, the CNGC, or the Board. The Board and the CNGC, however, greatly value the opinions of stockholders, and to the extent that there is a significant vote against the NEO compensation as disclosed in this proxy statement, the CNGC will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends that stockholders vote FOR the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement.

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PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

The CNGC, with the assistance of Ally’s Risk and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2018 and through the 2018–2019 compensation cycle, the CNGC believes that the design, implementation, and governance of Ally’s incentive-compensation program are consistent with high standards of risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by the federal banking agencies) and that Ally’s incentive-compensation policies and practices reflect an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash- and equity-based compensation, and risks and rewards.

The CNGC in 2018 also reviewed Ally’s compensation policies and practices as generally applicable to all of our employees and believes that these policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. This conclusion has been reported by the CNGC to the Board. In addition, in keeping with this conclusion, Ally’s Enterprise Compensation Policy authorizes the cancellation, recovery, or other recoupment of variable pay if the Board, the CNGC, or the CEO, as applicable, determines that the variable pay was based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances.

-53-	2019 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE ENGAGEMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The AC is solely and directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. In connection with these responsibilities, the AC evaluates and monitors the qualifications, quality of service, objectivity, and independence of the firm. The AC is also involved in the selection and ongoing evaluation of the lead audit partner, including the regular rotation of the lead audit partner in compliance with applicable law. The AC approves all fees and terms of engagement of the firm.

After assessing the performance, qualifications, independence, objectivity, and professional skepticism of Deloitte & Touche LLP—the Company’s current independent registered public accounting firm—the AC and the Board believe that the continued retention of Deloitte & Touche as our independent auditor is in the best interests of the Company and its stockholders. Deloitte & Touche has been serving the Company and its subsidiaries in this role for decades and has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries.

The Board asks our stockholders to ratify the AC’s engagement of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2019. The AC, however, will retain its sole authority over the appointment, compensation, retention, and oversight of the Company’s independent auditor. As a result, in the event that the engagement of Deloitte & Touche is not ratified by stockholders, the AC will consider that action in the ongoing exercise of its authority over the independent auditor but will be under no obligation to engage a new independent auditor. In addition, even if the engagement is ratified, the AC will retain its discretion to terminate the appointment at any time during the year, to engage a new independent auditor, and to take any other related action if judged by the AC to be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. We also expect that these representatives will be available to respond to appropriate questions from stockholders.

The Board recommends that stockholders vote FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.

-54-	2019 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE ENGAGEMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES OF THE PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Total fees for professional services provided by our principal independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2018 and 2017 are as follows:

($ in millions)	2018	2017
Audit fees (a)	$8	$8
Audit-related fees (b)	3	3
Audit and audit-related fees	11	11
Tax fees (c)	1	1
Total fees	$12	$12
(a)

Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings. In addition, this category includes approximately $1 million in both 2018 and 2017, pertaining to services such as comfort letters for securities issuances and consents to the incorporation of audit reports in filings with the SEC.

(b)

Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, agreed-upon procedures relating to securitizations and financial asset sales, and consultation concerning financial accounting and reporting standards.

(c)

Tax fees include fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

Our Independent Auditor Services and Preapproval Policy is approved by the AC and sets forth the processes that must be followed when engaging the independent registered public accounting firm. For both audit services and non-audit services, the AC will consider whether the firm’s provision of the services is consistent with the SEC’s rules on auditor independence and would not impair the independence of the firm with respect to us. The AC will also consider any other matters it deems relevant, including as appropriate whether the firm is best positioned to provide the most effective and efficient service given its familiarity with our business and operations.

Consistent with the Independent Auditor Services and Preapproval Policy, the independent registered public accounting firm annually presents to the AC (1) an engagement letter that sets forth the annual integrated audit services (including quarterly reviews) and fees and (2) a summary of services that sets forth statutory audits, projected non-audit reports, and other projected services that may be requested during the fiscal year together with corresponding fees. The AC will review and, in its discretion, preapprove these services and fees by appointing the firm and approving the engagement letter and the summary of services.

Any proposed engagement of the firm for a statutory audit, a non-audit report, or other service that was preapproved in the summary of services is directed to our Controller’s office, which is charged with verifying that the service was preapproved and will be provided consistent with the fees projected in the summary of services. If the fees for the preapproved service exceed or are expected to exceed the projected fees, the engagement must be approved by the Controller or Chief Tax Officer as applicable (in the case of total fees for the service of $100,000 or less), the Chair of the AC (in the case of total fees for the service of more than $100,000 but less than or equal to $500,000), or the AC (in the case of total fees for the service of more than $500,000).

Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that does not exceed $500,000 in fees may be preapproved by the Chair of the AC, subject to the condition that the Chair’s decision is presented to the AC at a subsequent meeting within a reasonable timeframe. Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that exceeds $500,000 in fees must be submitted to the AC for preapproval.

Under the Independent Auditor Services and Preapproval Policy, no engagement may be finalized, no financial commitment may be made, and no work may begin related to a proposed engagement of the firm until all appropriate preapprovals have been given and verifications have been made, except in the limited circumstance

-55-	2019 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE ENGAGEMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

permitted by Section 10A(i) of the Exchange Act and SEC Rule 2-01(c)(7). All audit and non-audit services performed by Deloitte & Touche in 2018 were approved in accordance with the Independent Auditor Services and Preapproval Policy.

-56-	2019 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE ENGAGEMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal control over financial reporting, preparation of consolidated financial statements, and overall accounting and financial-reporting processes. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with GAAP and as to the effectiveness of our internal controls over financial reporting. The Company’s Internal Audit function, under the direction of the Chief Audit Executive, is independent of the Company’s business units, functionally reports to the AC, and is responsible for preparing an annual audit plan and conducting internal audits to test and evaluate the Company’s risk management, governance, and internal controls. The AC is responsible for monitoring and overseeing these activities on behalf of the Board.

The AC, in connection with its monitoring and oversight responsibilities, assesses the activities and performance of the Company’s independent auditor, which reports directly to the AC. Annually, the AC considers the results of an evaluation of the performance, qualifications, independence, objectivity, and professional skepticism of the independent auditor in determining whether to retain the firm for the next fiscal year. The AC oversees negotiations associated with the retention of the independent auditor and has the sole authority to approve the engagement letter and the audit fees. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years that an individual partner may provide services. In conjunction with this five-year mandated rotation of the firm’s lead audit partner, the AC and its Chair are directly involved in the selection of the independent auditor’s new lead audit partner. The AC has sole authority and direct responsibility to appoint or replace the Company’s independent registered public accounting firm. Additionally, the AC has oversight responsibility for the Company’s Internal Audit function, including the appointment, retention, performance evaluation, and compensation of the Company’s Chief Audit Executive.

The AC discussed the interim financial and other information contained in each quarterly earnings announcement and periodic SEC filing with management and Deloitte & Touche prior to the public release of the announcement. The AC has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the fiscal year ended December 31, 2018, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte & Touche’s evaluation of the Company’s internal control over financial reporting. In addition, the AC has discussed with Deloitte & Touche the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, including Auditing Standard No. 16 (Communications with Audit Committees) which superseded Statement on Auditing Standards No. 61. The AC has received the written disclosures and correspondence from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte and Touche’s independence and has discussed with Deloitte & Touche its independence.

Based on these reviews and discussions, the AC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

The Audit Committee of the Board of Directors of Ally Financial Inc.

William H. Cary

Katryn (Trynka) Shineman Blake

Maureen A. Breakiron-Evans

Mayree C. Clark

John J. Stack

-57-	2019 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE ENGAGEMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

-58-	2019 Proxy Statement

OTHER MATTERS

HOUSEHOLDING

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all stockholders who share an address if specified conditions are met. This is called householding and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible stockholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any stockholder at that address.

If you are the beneficial owner but not the record holder of our common stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all stockholders at your address unless that nominee has received contrary instructions from one or more of the affected stockholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by contacting us as follows:

Ally Financial Inc.

Corporate Secretary

500 Woodward Avenue

Mail Code: MI-01-10-CORPSEC

Detroit, Michigan 48226

(866) 710-4623

This notice and proxy statement are sent by order of the Board of Directors of Ally Financial Inc.

Jeffrey A. Belisle

Corporate Secretary

Detroit, Michigan

March 22, 2019

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

-59-	2019 Proxy Statement

OTHER MATTERS

ALLY FINANCIAL INC. 500 WOODWARD AVENUE MC: MI-01-10-CORPSEC DETROIT, MICHIGAN 48226

VOTE BY INTERNET - www.proxyvote.com/ally

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E22613-P87183	KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ALLY FINANCIAL INC.

The Board of Directors recommends you vote FOR the following:

1.		Election of Directors:

		Nominees:	For	Against	Abstain
		01) Franklin W. Hobbs	☐	☐	☐
		02) Kenneth J. Bacon	☐	☐	☐
		03) Katryn (Trynka) Shineman Blake	☐	☐	☐
		04) Maureen A. Breakiron-Evans	☐	☐	☐
		05) William H. Cary	☐	☐	☐
		06) Mayree C. Clark	☐	☐	☐
		07) Kim S. Fennebresque	☐	☐	☐
		08) Marjorie Magner	☐	☐	☐
		09) Brian H. Sharples	☐	☐	☐
		10) John J. Stack	☐	☐	☐
		11) Michael F. Steib	☐	☐	☐
		12) Jeffrey J. Brown	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote on executive compensation.					☐	☐	☐

3.	Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.					☐	☐	☐

NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

-60-	2019 Proxy Statement

OTHER MATTERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com/ally.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
E22613-P87183
ALLY FINANCIAL INC. Annual Meeting of Stockholders May 7, 2019 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey J. Brown and Jennifer A. LaClair or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 7, 2019, at the Waterview Loft, 130 E. Atwater Street, Detroit, Michigan 48226, and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the stockholder(s).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1 through 3 in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

-61-	2019 Proxy Statement

OTHER MATTERS

Index of Defined Terms

Set forth below is a list of the defined terms used within this proxy statement.

Defined Terms	See Page No.
AC	7
Ally	1
Annual Meeting	1
Beneficial Owners	1
Board	1
bps	29
CCAR	35
CD&A	28
CEO	5
CFO	22
CNGC	4
Code	38
Company	1
Core ROTCE	28
Director DSU	20
DTC	16
EPS	28
Exchange Act	17
Executive Officers	16
FW Cook	20
GAAP	28
Governance Guidelines	15
Householding	59
ICP	29
Incentive Plan	29
Independent	8
Independent Director	8
MRT	32
NEO	28
NYSE	8
PCAOB	57
PEO	51
Purview Executives	16
PSU	25
RC	7
Record Date	1
Related Person	22
Related-Person Transaction	22
Related-Person Transaction Policy	22
ROE	28
RSU	25
Savings Plan	38
SEC	5
SEC filings	3
Stockholders of Record or Record Holders	1
TCJ Act	37
TSV	36
YoY	29

-62-	2019 Proxy Statement

APPENDIX A

The following are reconciliations of identified non-GAAP financial measures to comparable GAAP financial measures.

Note: The totals in the tables may not foot due to rounding.	2018	2017	2016
Adjusted Earnings Per Share (EPS) Calculation
Numerator ($ in millions)
GAAP Net Income Available to Common Stockholders	$1,263	$929	$1,037
Discontinued Operations, Net of Tax	—	(3)	44
Core Original Issue Discount	86	71	59
Repositioning Items	—	—	11
Change in Fair Value of Equity Securities	121	—	—
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)	(43)	(25)	(24)
Significant Discrete Tax Items	—	119	(84)
Series A Actions	—	—	1
Core Net Income Available to Common Stockholders [a]	$1,427	$1,091	$1,043
Denominator
Weighted-Average Shares Outstanding - (Diluted, thousands) [b]	427,680	455,350	482,182
Adjusted EPS [a] ÷ [b] * 1,000	$3.34	$2.39	$2.16

Adjusted Efficiency Ratio ($ in millions)
Numerator
GAAP Noninterest Expense	$3,264	$3,110	$2,939
Rep and Warrant Expense	3	—	6
Insurance Expense	(955)	(950)	(940)
Repositioning items	—	—	(9)
Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$2,312	$2,160	$1,997
Denominator
Total Net Revenue	$5,804	$5,765	$5,437
Core Original Issue Discount	86	71	59
Repositioning Items	—	—	3
Insurance Revenue	(1,035)	(1,118)	(1,097)
Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$4,855	$4,718	$4,401
Adjusted Efficiency Ratio [a] ÷ [b]	47.6%	45.8%	45.4%

Core Return on Tangible Common Equity (ROTCE)
Numerator ($ millions)
GAAP Net Income Available to Common Stockholders	$1,263	$929	$1,037
Discontinued Operations, Net of Tax	—	(3)	44
Core Original Issue Discount	86	71	59
Repositioning Items	—	—	11
Change in Fair Value of Equity Securities	121	—	—
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)	(43)	(25)	(24)
Significant Discrete Tax Items	—	119	(84)
Series A Actions	—	—	1
Core Net Income Available to Common Stockholders [a]	$1,427	$1,091	$1,043
Denominator (2-period average, $ billions)
GAAP Stockholder’s Equity	$13.4	$13.4	$13.4
Preferred Equity	—	—	(0.3)
Goodwill & Identifiable Intangibles, net of Deferred Tax Liabilities	(0.3)	(0.3)	(0.2)
Tangible Common Equity	13.1	13.1	12.9
Core Original Issue Discount Balance	(1.1)	(1.2)	(1.3)
Net Deferred Tax Asset	(0.4)	(0.7)	(1.2)
Normalized Common Equity [b]	$11.6	$11.2	$10.4
Core Return on Tangible Common Equity [a] ÷ [b] ÷ 1,000	12.3%	9.8%	10.0%

A-1	2019 Proxy Statement

	2018	2017	2016
Original Issue Discount Amortization Expense ($ millions)
Core Original Issue Discount Amortization Expense (excl. accelerated OID)	$86	$71	$57
Other OID	15	20	21
GAAP Original Issue Discount Amortization Expense	$101	$90	$78

Outstanding Issue Discount Amortization Balance ($ millions)
Core Outstanding Original Issue Discount Amortization Balance (Core OID Balance)	$(1,092)	$(1,178)	$(1,249)
Other Outstanding OID Balance	(43)	(57)	(77)
GAAP Outstanding Original Issue Discount Balance	$(1,135)	$(1,235)	$(1,326)

Net Financing Revenue (ex. Core OID) ($ millions)
GAAP Net Financing Revenue	$4,390	$4,221	$3,907
Core OID	86	71	57
Net Financing Revenue (ex. Core OID) [a]	$4,476	$4,292	$3,964

Adjusted Other Revenue ($ millions)
GAAP Other Revenue	$1,414	$1,544	$1,530
Accelerated OID & Repositioning Items	—	—	4
Change in Fair Value of Equity Securities	121	—	—
Adjusted Other Revenue [b]	$1,535	$1,544	$1,534
Adjusted Total Net Revenue [a] + [b]	$6,011	$5,836	$5,498

Adjusted Tangible Book Value per Share
Numerator ($ billions)
GAAP Common Stockholder’s Equity	$13.3	$13.5	$13.3
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities	(0.3)	(0.3)	(0.3)
Tangible Common Equity	13.0	13.2	13.0
Tax-effected Core Original Issue Discount (21% starting 4Q17, 35% prior)	(0.9)	(0.9)	(0.8)
Adjusted Tangible Book Value [a]	$12.1	$12.3	$12.2
Denominator
Issued Shares Outstanding (period-end, thousands) [b]	404,900	437,054	467,000
Metric
GAAP Common Stockholder’s Equity per Share	$32.8	$30.9	$28.5
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities per Share	(0.7)	(0.7)	(0.6)
Tangible Common Equity per Share	$32.1	$30.2	$27.9
Tax-effected Core Original Issue Discount Balance (21% starting 4Q17, 35% prior) per Share	(2.1)	(2.1)	(1.7)
Adjusted Tangible Book Value per Share [a] ÷ [b]	$29.9	$28.1	$26.2

Ally believes that the non-GAAP financial measures here may be useful to readers, but these are supplemental to and not a substitute for GAAP financial measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP Earnings per Share for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core Original Issue Discount, (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, (4) adds back tax-effected repositioning items

A-2	2019 Proxy Statement

primarily related to the extinguishment of high-cost legacy debt and strategic activities, (5) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (6) adjusts for preferred stock capital actions (e.g., Series A) that have been taken by the company to normalize its capital structure.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, representation and warranty expense and repositioning items primarily related to strategic activities. In the denominator, total net revenue is adjusted for Insurance segment revenue, Core Original Issue Discount and repositioning items related to strategic activities.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core Original Issue Discount balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core Original Issue Discount balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core Original Issue Discount balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core Original Issue Discount balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Core Net Income Available to Common Stockholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common shareholders adjusts GAAP net income available to common shareholders for discontinued operations net of tax, tax-effected Core Original Issue Discount expense, tax-effected changes in equity investments measured at fair value, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for Original Issue Discount, primarily related to bond exchange Original Issue Discount which excludes international operations and future issuances.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange Original Issue Discount which excludes international operations and future issuances.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, (2) equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings.

A-3	2019 Proxy Statement

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

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In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.

•	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core ROTCE, tangible common equity is further adjusted for Core OID balance and net deferred tax asset.

Net Financing Revenue (excluding OID) excludes Core OID.

Total Stockholder Value (TSV) is a non-GAAP financial measure that is defined as growth in adjusted TBVPS share plus dividends per share.

Measurement of Performance for PSUs

Consistent with the ICP, for purposes of measuring performance under the PSUs granted by the Company, the CNGC has excluded from Core ROTCE and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

For the PSUs granted from 2017 through 2019, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the same fiscal period, and (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP.

A-4	2019 Proxy Statement